                                                                  EXHIBIT 2.1(1)
                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 26, 2004, is by and between GREEN VALLEY ACQUISITION CO., LLC, a Pennsylvania limited liability company (the "Buyer"), and UNI-MARTS, INC., a Delaware corporation (the "Seller" or the "Company"). Initially capitalized and certain other terms not otherwise defined herein shall have the meanings ascribed to such terms in Article 1 of this Agreement.

         WHEREAS, the managers of the Buyer and the Board of Directors of the Seller have each (i) determined that the Merger described herein is advisable and fair and in the best interests of their respective equity holders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, to induce the Buyer to enter into this Agreement, certain principal stockholders of the Seller (the "Principal Stockholders") have entered into a voting agreement and irrevocable proxy (each, a "Stockholder Agreement") contemporaneous with the execution of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Buyer and the Seller hereby agree as follows:

                                    ARTICLE 1

                      DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         "Affiliate" shall mean, with respect to any Person (the "Subject Entity"), any Person or other entity which controls, is controlled by, or is under common control with, the Subject Entity.

         "Aggregate Merger Consideration" shall mean the Merger Consideration multiplied by the difference between (x) the number of Shares outstanding immediately prior to the Effective Time as determined in accordance with Section 2.8(a) and (y) the number of Shares to be treated as Dissenting Shares hereunder.

         "Applicable Law" shall mean, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Companies" shall mean the Seller and its Subsidiaries.

         "DGCL" shall mean the General Corporation Law of the State of Delaware.

         "EBITDA" shall mean, for any period, the Companies' consolidated earnings before interest expenses, Tax expenses, depreciation and amortization, each such component to be determined in accordance with GAAP and in a manner consistent with the presentation of EBITDA as set forth in the Seller's Annual Report on Form 10-K for the year ended September 30, 2003; provided, however, that notwithstanding the foregoing, non-recurring revenue items and non-recurring expense items (including expenses directly associated with the transactions contemplated hereby) shall be excluded from the calculation of EBITDA.

         "Exchange Agent" shall mean a bank or trust company designated by the Buyer (and reasonably acceptable to the Seller) to serve as the exchange agent hereunder.

         "Final Date" shall mean July 31, 2004 except that if the Seller does not file the preliminary copy of the Proxy Statement with the SEC by March 31, 2004, the term "Final Date" shall mean the date which is the number of days after July 31, 2004 equal to the number of days after March 31, 2004 on which the preliminary copy of the Proxy Statement is filed with the SEC (if applicable).

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "include" or "including" shall mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

         "knowledge" or "known" shall mean, with respect to statements made as to the knowledge of Seller or Buyer, the actual or constructive knowledge (based upon reasonable inquiry and investigation) of the executive officers of such entity.

         "Last Month End" shall mean (x) the last day of the calendar month immediately preceding the calendar month in which the Closing occurs, if the Closing occurs on the fifteenth through the thirty first day of any calendar month and (y) the last day of the second calendar month immediately preceding the calendar month in which the Closing occurs, if the Closing occurs on the first through the fourteenth day of any calendar month.

         "Lease" shall mean a lease evidencing the interest of any of the Companies in any Leased Real Property or any portion thereof.

         "Leased Real Property" shall mean all Real Property in which the interest of any of the Companies is evidenced by a lease, license, or similar interest.

         "Lender" shall mean any individual or entity, or group of related individuals and/or entities, to which the Companies are indebted at any time from the date hereof through and including the Effective Time, in the amount of $250,000 or more.

         "Lessor" shall mean any individual or entity, or group of related individuals and/or entities, (i) from which the Companies lease any real property or (ii) from which the Companies lease any personal property pursuant to personal property leases which are not terminable without penalty in less than ninety (90) days or which have annual rentals of more than $10,000.

         "Material Adverse Effect" or "Material Adverse Change" means, when used in connection with the Seller or the Buyer, any change, effect, event, occurrence, condition or development or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets or results of operations or condition (financial or other) of such party and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Merger, in each case, not including any change, effect, event, occurrence, condition or development or state of facts relating to or arising from (A) the U.S. economy in general (and not having a materially disproportionate effect on such party relative to most other entities in the Company's industry), (B) changes in generally accepted accounting principles generally applicable to companies engaged in a business which is the same or similar to that of such party or any of its Subsidiaries, (C) changes or conditions relating to the industry in which such party or any of its Subsidiaries operates (and not having a materially disproportionate effect on such party relative to most other industry participants), including, without limitation, the gasoline and tobacco industries, (D) actions or omissions of such party or any of its Subsidiaries required to be taken pursuant to this Agreement, (E) the reasonable expenses incurred in connection with this Agreement and compliance therewith or (F) the effects of any employment agreement, change in control agreement or severance plan, agreement or similar arrangement to which such party or any of its Subsidiaries is a party or by which it is bound if said agreement, plan or arrangement has been disclosed to the other party prior to execution of this Agreement; and provided further that, in the case of the Company, none of the following shall constitute a Material Adverse Effect: (a) subject to the right of the Buyer to terminate this Agreement as a result of the failure of the conditions set forth in Sections 6.3(a), 6.3(b) or 6.3(e) to be satisfied, failure of the Seller to obtain waivers of or written amendments from the Lenders from compliance with the covenants in loan agreements to the satisfaction of the Buyer, (b) the delisting of the Shares from the American Stock Exchange, (c) changes in such party's stock price or trading volume (provided that factors causing such changes may be taken into account in determining whether a Material Adverse Effect or Material Adverse Change exists) or (d) losses in any fiscal quarter during the fiscal year ending September 30, 2004 that are consistent with losses in the comparable quarter during the fiscal year ended September 30, 2003, provided that fees and expenses incurred by the Seller in connection with the negotiation, execution and performance of this Agreement shall be excluded from the calculation of any such losses.

         "Net Operating Assets" shall mean, as of a particular date, the Operating Assets as of such date minus the Operating Liabilities as of such date.

         "Operating Assets" shall mean, as of a particular date, the sum of the Companies' consolidated cash, accounts receivable and book inventory, as determined in accordance with GAAP.

         "Operating Liabilities" shall mean, as of a particular date, the sum of the Companies' accounts payable and amounts outstanding on all lines of credit, as determined in accordance with GAAP.

         "Owned Real Property" shall mean all Real Property other than Leased Real Property.

         "PALLCL" shall mean the Limited Liability Company Law of 1994 of the Commonwealth of Pennsylvania.

         "Person" shall mean any individual, corporation, partnership, limited liability company, business trust, sole proprietorship, association, trust, unincorporated organization or other legal entity, including any Governmental Entity.

         "Previously Filed SEC Report" shall mean any SEC Report which the Seller was required to file with the SEC between October 1, 2001 and the day immediately preceding the date hereof.

         "Real Property" shall mean (i) the parcels of real property owned or leased by the Companies and used for the locations of the Companies' business and all buildings and improvements thereon, and all fixtures, rights, easements, privileges, hereditaments belonging or appertaining thereto (including condemnation awards) and any additions thereto (collectively, the "Store Premises"), (ii) the parcels of unimproved real property owned or leased by the Companies and all fixtures, rights, easements, privileges and hereditaments belonging or appertaining thereto (including condemnation awards) and any additions thereto (collectively, the "Unimproved Premises") and (iii) any other real property owned or leased by the Companies.

         "SEC" shall mean the United States Securities and Exchange Commission and its successors.

         "SEC Report" shall mean each report, document, exhibit, certificate and other item which the Seller has been, is or will be required to file with the SEC.

         "Share" shall mean a share of the Seller's common stock, par value $.10 per share.

         "Stockholder" shall mean a holder of record of the Seller's capital stock immediately prior to the Effective Time. "Stockholders" shall mean all such holders.

         "Subsidiary", when used with reference to a Person, shall mean any entity (i) the accounts of which would be consolidated with those of such Person in such Person's financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned, controlled or held by such Person and/or one or more subsidiaries of such Person.

         "Vendor" shall mean any individual or entity, or group of related individuals and/or entities, other than a law firm or accounting firm, which (i) supplies gasoline or cigarette products to the Companies or (ii) supplied to the Companies, during the twelve months ended September 30, 2003, any other services or products to the Companies for which the Company paid more than $1,200,000 during such twelve month period.

Section 1.2 Additional Definitions. The following terms are defined in the following Sections of this Agreement:

TERM                                                                              SECTION
Buyer                                                                             Opening paragraph
Certificate of Merger                                                             2.2
Certificates                                                                      2.9(b)
Closing                                                                           2.3
Closing Date                                                                      2.3
COBRA                                                                             3.11(o)
Commonly Controlled Entity                                                        3.11(a)
Compensation and Benefit Plans                                                    3.11(a)
Dissenting Shares                                                                 2.8(d)
Effective Time                                                                    2.2
Environmental Damages                                                             3.13(b)(i)
Environmental Requirements                                                        3.13(b)(ii)
ERISA                                                                             3.11(a)
Exchange Act                                                                      3.2(c)
Exchange Fund                                                                     2.9(a)
Financial Advisor                                                                 3.23
Financial Certificate                                                             5.12
Final Cash Amount                                                                 5.12
Final EBITDA Amount                                                               5.12
Final Net Operating Assets Amount
Former Real Property                                                              3.13(b)(iii)
Governmental Entity                                                               3.6
Hazardous Materials                                                               3.13(b)(iv)
Indemnified Liabilities                                                           5.7(a)
Indemnified Persons                                                               5.7(a)
Insurance Policies                                                                3.16
Insured Parties                                                                   5.7(c)
Intellectual Property                                                             3.15
Landlord                                                                          3.19(d)
Lien                                                                              3.2(b)

Meeting                                                                           5.3(a)
Merger                                                                            2.1
Merger Consideration                                                              2.8(a)
Notice of Superior Proposal                                                       5.2(b)
Other Interests                                                                   3.1(c)
Pension Plans                                                                     3.11(a)
Permitted Encumbrances                                                            3.2(b)
Permitted Exceptions                                                              3.19(a)
Personal Property                                                                 3.20(a)
Pre-Closing Date                                                                  6.3(i)
Proxy Statement                                                                   3.5
Rights Agreement                                                                  3.2(a)
Seller                                                                            Opening paragraph
Seller Board; Seller's Board                                                      3.3(a)
Seller Financial Statements                                                       3.4(a)
Seller Permits                                                                    3.10
Seller Stock Option                                                               3.2(a)
Seller Securities                                                                 3.2(a)
Stockholder Agreement                                                             Recitals
Store Premises                                                                    Definition of Real Property
Subject Entity                                                                    Definition of Affiliate
Superior Proposal                                                                 5.2(c)
Surviving Entity                                                                  2.1
Takeover Statute                                                                  3.25
Tax; Taxes                                                                        3.14(a)(i)
Tax Return                                                                        3.14(a)(ii)
Third Party                                                                       5.2(c)
Third Party Acquisition                                                           5.2(c)
Unimproved Premises                                                               Definition of Real Property

Section 1.3 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa. All references to "the date hereof" shall constitute references to January 26, 2004. All references to the "Agreement" herein or in any of the schedules or exhibits annexed hereto or delivered in connection herewith shall constitute references to this Agreement and Plan of Merger.

                                    ARTICLE 2

                                   THE MERGER

Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the PALLCL, the Seller shall be merged with and into the Buyer (the "Merger"). Following the Merger, the Buyer shall continue as a limited liability company (the "Surviving Entity") and the separate corporate existence of the Seller shall cease.

Section 2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, upon consummation of the Closing, certificates of merger consistent with the terms hereof and prepared in accordance with the DGCL and the PALLCL (the "Certificates of Merger") shall be duly executed and acknowledged by the Buyer and the Seller and thereafter delivered for filing to the Secretary of State of the State of Delaware and the Department of State of the Commonwealth of Pennsylvania . The Merger shall become effective at such time as a properly executed copy of a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Section 264(c) of the DGCL and with the Department of State of the Commonwealth of Pennsylvania in accordance with Section 8958 of the PALLCL, or such later time as the Buyer and the Seller may agree upon and as may be set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

Section 2.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the Buyer upon at least two business days' advance notice to the Company, which date shall be no later than the later of (x) the one hundred thirty-fifth (135th) day after the date hereof and (y) the fifth business day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article 6, at the offices of McCausland, Keen & Buckman, 259 N. Radnor-Chester Road, Suite 160, Radnor, Pennsylvania 19087, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the PALLCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Seller and the Buyer shall vest in the Surviving Entity, and all debts, liabilities and duties of the Seller and the Buyer shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.5 Operating Agreement. The Operating Agreement (the "Operating Agreement") of the Buyer in effect at the Effective Time shall be the Operating Agreement of the Surviving Entity until amended in accordance with Applicable Law and such Operating Agreement.

Section 2.6 Members. The members of the Buyer at the Effective Time shall continue as members of the Surviving Entity.

Section 2.7 Managers. The managers of the Buyer at the Effective Time shall continue as managers of the Surviving Entity, until changed in accordance with the provisions of the Operating Agreement.

Section 2.8       Conversion of Shares.

                  (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Seller's treasury or by any of the Seller's Subsidiaries) shall, by virtue of the Merger and without any action on the part of the Buyer, the Seller or the holder thereof, be converted into and shall become the right to receive an amount in cash equal to $2.25 (the "Merger Consideration"), which shall be payable in accordance with Section 2.9(b).

                  (b) At the Effective Time, each outstanding membership interest in the Buyer shall remain outstanding.

                  (c) At the Effective Time, each Share held in the treasury of the Seller and each Share held by any Subsidiary of the Seller shall, by virtue of the Merger and without any action on the part of the Buyer, the Seller or the holder thereof, be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered with respect thereto.

                  (d) Notwithstanding any provision in this Agreement to the contrary, any holder of Shares shall have the right to dissent in the manner provided in Section 262 of the DGCL, and if all necessary requirements of the DGCL are met and the Merger is consummated, such Shares shall be entitled to payment of the fair value of such Shares in accordance with the provisions of the DGCL ("Dissenting Shares"); provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw such holder's demand for appraisal of such shares within sixty (60) days of the Effective Time, or, with the written consent of the Surviving Entity, any time thereafter, or (ii) if any holders fail to follow the procedures for establishing such holder's entitlement to appraisal rights as provided in the DGCL, the right to appraisal of such Shares shall be forfeited and each such Share shall thereupon be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the Merger Consideration such holder would have been entitled to receive had such holder not exercised dissenters' rights.

Section 2.9       Exchange of Certificates.

                  (a) From time to time following the Effective Time, the Buyer shall deliver to the Exchange Agent, for the benefit of the holders of Shares other than the holders of Shares who, as of the Effective Time, are obligated to contribute their right to receive the Merger Consideration directly or indirectly to the Buyer, an amount of cash equal to the Merger Consideration then payable to such holders pursuant to Section 2.8(a) (such amount of cash is hereinafter referred to as the "Exchange Fund") in exchange for outstanding Shares. The Exchange Agent shall invest the Merger Consideration that it has received in cash as directed by the Surviving Entity, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Entity. Any net loss resulting from such investments shall be borne by the Buyer and the Buyer will deposit additional funds with the Exchange Agent in an amount equal to such net loss before the funds are paid by the Exchange Agent to the Seller's stockholders.

                  (b) Prior to the Closing, the Buyer shall enter into an exchange agency agreement (which agreement shall be acceptable to the Seller, such acceptance not to be unreasonably withheld) with the Exchange Agent pursuant to which the Exchange Agent shall perform the obligations of the Exchange Agent described in this Agreement. As soon as practicable after the Effective Time, the Buyer shall mail, or shall cause the Exchange Agent to mail, to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented Shares which were converted into the right to receive the Merger Consolidation pursuant to Section 2.8(a), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify, including customary waivers and releases of liability and which shall contain instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (and, except in the case of holders of Shares who, as of the Effective Time, are obligated to contribute their right to receive the Merger Consideration directly or indirectly to the Buyer, the Buyer shall cause the Exchange Agent to promptly deliver) a check representing the Merger Consideration for each Share multiplied by the number of Shares represented by such Certificate, after giving effect to any required withholding tax, and the Shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of Certificates. In the event of a transfer of ownership of Shares which is not registered on the transfer records of the Seller, a check for the cash payable to the transferee may be issued to such transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each Share so surrendered.

                  (c) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof a check equal to the number of such Shares multiplied by the Merger Consideration; provided, however, that Buyer or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

                  (d) If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article 2.

                  (e) Any portion of the Exchange Fund that remains undistributed to the stockholders of the Seller on the first anniversary of the Effective Time shall be delivered to the Buyer upon demand and any Stockholders of the Seller who have not theretofore complied with this Article 2 shall thereafter look only to the Buyer as general creditors for payment of their claims for the aggregate amount of Merger Consideration to which they are entitled pursuant to this Article 2.

                  (f) Neither the Buyer, as the Surviving Entity, or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of the Buyer free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.10 Stock Options. At the Effective Time, each Seller Stock Option which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be canceled and all rights thereunder shall be extinguished. As consideration for such cancellation, the Buyer shall make payment immediately after the Effective Time to each holder of a Seller Stock Option (outstanding immediately prior to the Effective Time) of an amount, if any, determined by multiplying (x) the number of Shares underlying such Seller Stock Option by (y) an amount equal to the excess (if any) of (i) the Merger Consideration, over (ii) the exercise price per share of such Seller Stock Option, after giving effect to any required withholding tax, provided, however, that no such payment shall be made to a holder unless and until such holder has executed and delivered to the Buyer an instrument in such form prescribed by the Buyer accepting such payment in full settlement of his or her rights relative to such Seller Stock Option. Prior to the Effective Time, the Seller shall take or cause to be taken all actions required under all applicable plans and agreements to provide for the foregoing.

Section 2.11 Rights Plan. Pursuant to amendments to the Rights Agreement approved and adopted by the Seller's Board of Directors prior to the execution of this Agreement (copies of which have been delivered to the Buyer), each of the Buyer, any Subsidiary of the Buyer, and any member, manager, officer, director, stockholder, employee or consultant of the Buyer or any Subsidiary of the Buyer (each, a "Buyer Affiliate"), will not constitute an "Acquiring Person" for purposes of the Rights Agreement as a result of (i) the Buyer's execution or performance of this Agreement, (ii) the Buyer's commencement of a tender offer in accordance with Section 7.6 of this Agreement or otherwise, (iii) the receipt by Buyer or any Affiliate of Buyer of Shares from beneficial owners of Buyer, or
(iv) the execution by any Grandfathered Stockholder (as defined in the Rights Agreement) of a voting agreement with Buyer, pursuant to which such Grandfathered Stockholder grants an irrevocable proxy to Buyer or an Affiliate of Buyer to vote in favor of this Agreement and the Merger. Except where Seller has determined to enter into an agreement with a third party with respect to a Superior Proposal in compliance with the terms and conditions set forth in Section 5.2(b), no further amendment shall be made to the Rights Agreement without Buyer's consent.

Section 2.12 Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of the Seller, or (b) otherwise carry out the provisions of this Agreement, the Seller and its officers and directors shall be deemed to have granted to the Surviving Entity an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Entity and otherwise to carry out the provisions of this Agreement, and the officers, managers and members of the Surviving Entity are authorized in the name of the Seller or otherwise to take any and all such actions.

Section 2.13      Cash Deposit.

                  a. Simultaneous with the execution of this Agreement, Buyer is delivering to Seller the sum of $400,000 (the "Cash Deposit"). If such funds are not otherwise expended prior to the Closing, the Cash Deposit shall be applied at the Closing toward the Aggregate Merger Consideration.

                  b. If this Agreement is terminated prior to Closing by either party pursuant to Section 7.1(b), by Buyer pursuant to Section 7.1(d) or 7.1(e) or by the Seller pursuant to Section 7.1(c)(iii) or 7.1(c)(iv), the Cash Deposit shall be returned to the Buyer immediately upon the effectiveness of such termination.

                  c. If this Agreement is terminated prior to Closing by the Seller pursuant to Section 7.1(c)(i) or 7.1(c)(ii), then Seller shall retain the Cash Deposit (and such amount shall reduce any potential liability of Buyer to Seller pursuant to Section 7.7 of this Agreement).

                  d. If Buyer and Seller mutually consent in writing to the termination of this Agreement pursuant to Section 7.1(a), such mutual consent shall designate which party shall be entitled to the Cash Deposit.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller hereby represents and warrants to the Buyer, subject to the exceptions set forth in the disclosure schedule (the "Seller Disclosure Schedule") delivered by the Seller to the Buyer contemporaneous with the execution of this Agreement (which exceptions shall specifically identify a Section or subsection of this Agreement, as applicable, to which such exception relates) that:

Section 3.1       Organization and Qualification; Subsidiaries; Investments.

                  (a) Section 3.1(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all of the Seller's Subsidiaries, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary's outstanding capital stock or other equity interests owned by the Seller or another Subsidiary of the Seller. Each of the Seller and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Seller has heretofore delivered to the Buyer's counsel true, complete and correct copies of the certificate of incorporation and bylaws (or similar governing documents), as currently in full force and effect, of the Seller and each of its Subsidiaries. Section 3.1(a) of the Seller Disclosure Schedule specifically identifies each Subsidiary of the Seller that owns or leases any material assets or through which the Seller conducts any material operations. Except as set forth in Section 3.1(a) of the Seller Disclosure Schedule, the Seller has no Subsidiaries other than those incorporated in a state of the United States.

                  (b) The Seller and its Subsidiaries are duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Seller.

                  (c) Section 3.1(c) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each equity investment in an amount of One Hundred Thousand Dollars ($100,000) or more or that represents a five percent (5%) or greater ownership interest in the subject of such investment made by the Seller or any of its Subsidiaries in any Person other than the Seller's Subsidiaries ("Other Interests"). The Other Interests are owned by the Seller, by one or more of the Seller's Subsidiaries or by the Seller and one or more of its Subsidiaries, in each case free and clear of all Liens.

                  (d) Section 3.1(d) of the Seller Disclosure Schedule sets forth the location of each of the Store Premises, specifies whether or not gasoline and cigarettes are sold at each such location and indicates whether the real estate at each such location is owned or leased by the Companies.

Section 3.2       Capitalization of the Seller and its Subsidiaries.

                  (a) The authorized capital stock of the Seller consists of 16,000,000 Shares, of which, as of the close of business on December 31, 2003, 7,195,223 Shares were issued and outstanding, and 100,000 shares of preferred stock, par value $1.00 per share, no shares of which are outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. Pursuant to a Rights Agreement, dated February 6, 2002, between the Seller and Mellon Investor Services, LLC, as Rights Agent (the "Rights Agreement"), the Seller has issued to its stockholders certain rights to purchase shares of the Seller's capital stock. As of the date hereof, a total of 1,152,250 Shares are issuable upon the exercise of outstanding Seller Stock Options. For purposes hereof, "Seller Stock Option" means any option, warrant or other right to purchase Shares granted pursuant to any plan, agreement (other than the Rights Agreement) or other arrangement binding upon the Companies. Section 3.2(a) of the Seller Disclosure Schedule identifies each plan, agreement or other arrangement pursuant to which any Seller Stock Options have been granted, identifies the holder of each Seller Stock Option, sets forth the number of Shares subject to each Seller Stock Option, sets forth the vesting schedule of each Seller Stock Option and sets forth the date on which each Seller Stock Option expires. The Seller has provided to the Buyer's counsel a true, complete and correct copy of the Rights Agreement, as amended as provided in Section 2.11, and a true, complete and correct copy of each plan, agreement and other arrangement identified on such
Schedule 3.2(a). Since the close of business on June 30, 2003, no shares of the Seller's capital stock have been issued other than pursuant to Seller Stock Options already in existence on such date and no rights have been exercised or shares of the Seller's capital stock issued pursuant to the Rights Agreement. Except as set forth above or in Section 3.2(a) of the Seller Disclosure Schedule, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Seller, (ii) no securities of the Seller or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other securities of the Seller, (iii) no options, preemptive or other rights to acquire from the Seller or any of its Subsidiaries, and no obligations of the Seller or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other securities of the Seller and (iv) no equity equivalent interests in the ownership or earnings of the Seller or its Subsidiaries or other similar rights (collectively "Seller Securities"). There are no outstanding rights or obligations of the Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Seller Securities. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Seller is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Seller. The Seller has not voluntarily accelerated the vesting of any Seller Stock Options as a result of the Merger or any other change in control of the Seller, except as required under Seller's option plans to the extent that such requirement is specifically described in Section 3.2(a) of the Seller Disclosure Schedule.

                  (b) Except as set forth in Section 3.2(b) of the Seller Disclosure Schedule, all of the outstanding capital stock of the Seller's Subsidiaries is owned by the Seller, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as a matter of Applicable Law). Except as set forth in Section 3.2(b) of the Seller Disclosure Schedule, there are no securities of the Seller or any of its Subsidiaries convertible into or exchangeable or exercisable for, or other rights to acquire from the Seller or any of its Subsidiaries, any capital stock or other ownership interests in or any other securities of any Subsidiary of the Seller, and there exists no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such capital stock. Except as set forth in Section 3.2(b) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of the Seller or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Seller. With respect to any exception to ownership set forth in Section 3.2(b) of the Seller Disclosure Schedule, the schedule completely and correctly identifies the record and the beneficial owner of any such shares, whether such record or beneficial owner is an employee, agent or affiliate of the Seller, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership. With respect to any exception to the contractual obligations of the Seller set forth in Section 3.2(b) of the Seller Disclosure Schedule, the schedule completely and correctly identifies the parties to such obligations and the nature of any relationship of such party or any third party beneficiary of such obligations to the Seller and any agreement, arrangement or understanding, whether written or oral, with respect to such relationship. For purposes of this Agreement, "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include the following restrictions (collectively referred to as "Permitted Encumbrances"): (i) statutory liens for Taxes and other public charges on Real Property that are not yet due and payable, (ii) statutory liens for Taxes and other public charges on Real Property that are being contested in good faith by appropriate proceedings and that are either disclosed in Section 3.2(b) of the Seller Disclosure Schedule or are not material, (iii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated by Applicable Law,
(v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws, (vii) purchase money liens and liens for trade credit extended in the ordinary course of business, (viii) governmental requirements relating to Real Property, including, without limitation, zoning, subdivision, environmental and land use statutes and ordinances and all rules and regulations promulgated by governmental bodies having jurisdiction, (ix) easements, privileges, licenses or rights of public utilities, municipal utilities, public service companies and municipal service companies, provided the same do not interfere with the current use or materially detract from the value of the relevant Real Property; (ix) easements or servitudes apparent from an inspection of the premises and any variation in location or dimensions, conflict with lines of adjoining properties, encroachments, projections, or other matters which might be disclosed by an accurate survey of the relevant Real Property and (x) rights of tenants of the Companies at a Real Property.

                  (c) The Shares constitute the only class of equity securities of the Seller or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (d) The Principal Stockholders own of record and beneficially and/or control, and have the power to vote and dispose of, approximately 2,056,149 Shares, which represent approximately 28.5% of the outstanding Shares as of the date hereof.

Section 3.3       Authority Relative to this Agreement; Recommendation.

                  (a) The Seller has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Seller (the "Seller Board" or "Seller's Board"), and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby, except the approval of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Buyer, constitutes the valid, legal and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

                  (b) Without limiting the generality of the foregoing, the Seller Board and the Ad Hoc Committee of the Board have (i) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) unanimously resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Seller's stockholders, and (iii) not withdrawn or modified such approval or resolution to recommend (except as otherwise permitted in this Agreement).

Section 3.4       SEC Reports; Financial Statements; Sarbanes-Oxley.

                  (a) The Seller has filed with the SEC all SEC Reports which the Seller has been required to file since September 30, 2000, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, and each regulation as in effect on the dates such forms, reports and documents were filed. None of such SEC Reports, including any financial statements, certifications of officers or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The consolidated financial statements of the Seller included in the SEC Reports (the "Seller Financial Statements") fairly present, in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Seller and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in stockholders' equity for the periods covered thereby. All adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows of the Seller for all quarterly periods reflected in the Seller Financial Statements have been made.

                  (b) The Seller is in compliance in all material respects with all aspects of the Sarbanes-Oxley Act of 2002 applicable to it.

Section 3.5 Information Supplied. None of the information supplied or to be supplied by the Seller for inclusion or incorporation by reference in the proxy statement relating to the meeting of the Seller's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of the Seller and at the time of the meeting of stockholders of the Seller to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement insofar as it relates to the meeting of the Seller's stockholders to vote on the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Buyer that is contained in or omitted from the Proxy Statement.

Section 3.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, Pennsylvania licensing laws applicable to sellers of tobacco products and the filing and recordation of the Certificate of Merger as required by the DGCL and the PALLCL, no filing with or notice to, and no permit, authorization, consent or approval of any United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Seller or any of its Subsidiaries, (b) except as set forth in Section 3.6 of the Seller Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract (including any material supply contract), agreement or other instrument or obligation to which the Seller or any of its Subsidiaries is a party or by which any of them or any of their respective properties and assets is bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Seller or any of its Subsidiaries or any of their respective properties or assets.

Section 3.7 No Default. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is in material breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a material breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any material note, bond, mortgage, indenture, lease, license, contract (including any material supply contract), agreement or other instrument or obligation to which the Seller or any of its Subsidiaries is now a party or by which it or any of its properties and assets is bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Seller or any of its Subsidiaries or any of their respective properties or assets, except (in the case of clauses (ii) and (iii)) where such breach, default or violation would not have a Material Adverse Effect on the Seller.

Section 3.8 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent reflected in the Seller Financial Statements or as set forth in
Section 3.8 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than liabilities or obligations incurred after September 30, 2003 in the ordinary course of business. Except as publicly disclosed by the Seller in the Previously Filed SEC Reports or as set forth in
Section 3.8 of the Seller Disclosure Schedule, since September 30, 2003, there have been no events, changes or effects with respect to the Seller or its Subsidiaries that, individually or in the aggregate, constitute a Material Adverse Effect on the Seller. Without limiting the generality of the foregoing, except as and to the extent publicly disclosed by the Seller in the Previously Filed SEC Reports or as set forth in Section 3.8 of the Seller Disclosure Schedule, since September 30, 2003, the Seller and its Subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices, and there has not been any (i) material damage, destruction or other casualty loss in excess of $50,000 with respect to any material asset or property owned, leased or otherwise used by the Seller or any of its Subsidiaries, not covered by insurance; (ii) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Seller or any of its Subsidiaries (other than on the capital stock of wholly-owned Subsidiaries of the Seller) or any repurchase, redemption or other purchase by the Seller or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Seller or any of its Subsidiaries; (iii) amendment of any material term of any outstanding security of the Seller or any of its Subsidiaries; (iv) incurrence, assumption or guarantee by the Seller or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices or in an amount less than $50,000 in the aggregate; (v) creation or assumption by the Seller or any of its Subsidiaries of any Lien on any portion of its assets other than Permitted Encumbrances or Liens created or assumed in the ordinary course of business consistent with past practices; (vi) loan, advance or capital contributions made by the Seller or any of its Subsidiaries to, or investment in, any Person other than (X) loans or advances to employees in connection with business-related expenses incurred in the ordinary course of business consistent with past practices and in accordance with all Applicable Laws and (Y) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Seller, and in each case made in the ordinary course of business consistent with past practices; (vii) transaction or commitment made, or any contract or agreement entered into, by the Seller or any of its Subsidiaries relating to its assets or business (including the purchase (by sale, license or otherwise) or disposition (by sale, license or otherwise) of its assets) or any relinquishment by the Seller or any of its Subsidiaries of any contract, agreement or other right, in any such case, material to the Seller and its Subsidiaries, taken as a whole; (viii) execution by the Seller or any of its Subsidiaries of any exclusive license, distribution, marketing, sales or other agreement or any agreement to enter into any exclusive license, distribution, marketing, sales or other agreement; (ix) change by the Seller or any of its Subsidiaries in any of its accounting principles, practices or methods; or (x) issuance of any shares of the Seller's capital stock other than upon the exercise of Seller Stock Options outstanding on September 30, 2003. Since September 30, 2003, except as disclosed in the Previously Filed SEC Reports or in Section 3.8 of the Seller Disclosure Schedule or increases in the ordinary course of business consistent with past practices, there has not been any increase in the compensation payable or that could become payable by the Seller or any of its Subsidiaries to (a) officers of the Seller or any of its Subsidiaries or (b) any employee of the Seller or any of its Subsidiaries whose annual cash compensation is Fifty Thousand Dollars ($50,000) or more.

Section 3.9 Litigation. Except as publicly disclosed by the Seller in the Previously Filed SEC Reports or as set forth in Section 3.9 of the Seller Disclosure Schedule, there is no suit, claim, action, arbitration or proceeding pending or, to the Seller's knowledge, threatened and to the Seller's knowledge there is no investigation pending or threatened, in any case against the Seller or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity or brought by any person in any case which would, if adversely determined, have a Material Adverse Effect on the Seller, or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Final Date. Except as publicly disclosed by the Seller in the Previously Filed SEC Reports, neither the Seller nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, condemnation proceeding or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10 Compliance with Applicable Law. Except as publicly disclosed and specifically identified by the Seller in the Previously Filed SEC Reports, the Seller and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Seller Permits"). Except as publicly disclosed and specifically identified by the Seller in the Previously Filed SEC Reports, the Seller and its Subsidiaries are in material compliance with the terms of the Seller Permits. Except as publicly disclosed and specifically identified by the Seller in the Previously Filed SEC Reports, the businesses of the Seller and its Subsidiaries have been and are being conducted in compliance in all material respects with all Applicable Laws (it being understood that the Sellers and its Subsidiaries shall be deemed to have satisfied this sentence if the cost of remedying all instances of non-compliance known by the Sellers does not exceed $100,000 in the aggregate). Except as publicly disclosed and specifically identified by the Seller in the Previously Filed SEC Reports, no investigation or review by any Governmental Entity with respect to the Seller or any of its Subsidiaries is pending or, to the Seller's knowledge, threatened, nor has the Seller received written notice from any Governmental Entity indicating an intention to conduct the same.

Section 3.11      Employee Benefits.

                  (a) For purposes of this Agreement, "Compensation and Benefit Plans" means, collectively, each written bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, or other plan, agreement, policy or arrangement, that covers employees, officers or directors of the Seller or any of its Subsidiaries, or pursuant to which former employees, officers or directors of the Seller or any of its Subsidiaries are entitled to current or future benefits. To the Seller's knowledge, except as set forth in
Section 3.11(a) of the Seller Disclosure Schedule, there are no oral Compensation and Benefit Plans to which the Seller or any of its Subsidiaries is a party. The Seller has delivered to the Buyer's counsel true, complete and correct copies of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Compensation and Benefit Plans maintained, or contributed to, by the Seller or any of its Subsidiaries or any Person that, together with the Seller and its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Seller, each of its Subsidiaries and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Seller or any of its Subsidiaries. The Seller has also made available to the Buyer's counsel true, complete and correct copies of (i) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Compensation and Benefit Plan (if any such report was required), (ii) the summary plan descriptions for each Compensation and Benefit Plan for which a summary plan description is required,
(iii) each trust agreement and group annuity contract related to any Compensation and Benefit Plan, (iv) the three most recent financial statements and actuarial reports for each Compensation and Benefit Plan and (v) the most recent determination letter issued by the Internal revenue Service with respect to each Pension Plan. Neither the Seller nor any other Commonly Controlled Entity maintains or has ever maintained a "defined benefit plan" (as defined in Section 415 of the Code) or a plan that is subject to Section 419 of the Code.
Section 3.11(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all Compensation and Benefit Plans.

                  (b) Except as otherwise provided in Section 3.11(b) of the Seller Disclosure Schedule, the Seller and its Subsidiaries have performed in all material respects their obligations under each Compensation and Benefit Plan; and each Compensation and Benefit Plan and each trust or other funding medium, if any, established in connection therewith has at all times been established, maintained and operated in material compliance with its terms and the requirements prescribed by Applicable Law, including ERISA and the Code.

                  (c) With respect to those Pension Plans that are intended to be qualified under Section 401(a) of the Code, except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, each such Pension Plan is the subject of a current determination letter from the Internal Revenue Service to the effect that such Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred that could adversely affect such qualification or exempt status.

                  (d) At all times on and after the effective date of ERISA, neither Seller nor any of its Subsidiaries nor any entity which is under "common control" with the Seller (within the meaning of Section 4001 of ERISA) has maintained, contributed to or otherwise had any obligation with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

                  (e) Except as disclosed in Section 3.11(e) of the Seller Disclosure Schedule, there are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Seller's knowledge, threatened, anticipated or expected to be asserted with respect to any Compensation and Benefits Plan or any related trust or other funding medium thereunder or with respect to the Seller or its Subsidiaries, as the sponsor or fiduciary thereof, or with respect to any other fiduciary thereof.

                  (f) No Compensation and Benefit Plan maintained by the Seller or its Subsidiaries or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Seller's knowledge, the subject of a material audit, investigation or examination by any governmental or quasi-governmental agency.

                  (g) Except as provided in Section 3.11(g) of the Seller Disclosure Schedule, (i) no non-exempt "prohibited transaction" (as such term is used in Section 4975 of the Code and/or Section 406 of ERISA), has occurred with respect to any Compensation and Benefit Plan; (ii) neither the Seller nor any of its Subsidiaries has any commitment, intention or understanding to create, terminate, amend or adopt any Compensation and Benefit Plan that would result in any additional liability to the Buyer, the Seller or its Subsidiaries; and (iii) since the beginning of the current fiscal year of any Compensation and Benefit Plan, no event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Compensation and Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year of such Compensation and Benefit Plan.

                  (h)      [Intentionally Omitted]

                  (i) All contributions required to be made under the terms of any Compensation and Benefit Plan or by law have been timely made. All contributions made to or under any Compensation and Benefit Plan have been currently deductible under the Code when made.

                  (j) Except as provided by this Agreement or in Section 3.11(j) of the Seller Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Compensation and Benefit Plan that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, officer, former officer, director or former director of the Seller or its Subsidiaries, whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code).

                  (k) The Seller and its Subsidiaries do not have, and have not had, any Compensation and Benefit Plans required to be maintained or contributed to by the law or applicable custom or rule of any jurisdiction outside of the United States.

                  (l) Each Compensation and Benefit Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder and all other Applicable Laws. All amendments and actions required to bring each of the Compensation and Benefit Plans into conformity with all of the applicable provisions of ERISA and other Applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time and are disclosed in
Section 3.11(l) of the Seller Disclosure Schedule.

                  (m) Each group medical plan sponsored by the Seller or its Subsidiaries complies in all material respects with the Medicare Secondary Payor Provisions of Section 1826(b) of the Social Security Act, and the regulations promulgated thereunder.

                  (n) Except as set forth on Section 3.11(n) of the Seller Disclosure Schedule, the Buyer, as the Surviving Entity, the Seller and its Subsidiaries may terminate or amend any Compensation and Benefit Plan maintained by the Seller or its Subsidiaries or may cease contributions to any such Compensation and Benefit Plans at any time without incurring any material liability.

                  (o) Each Compensation and Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Title I of ERISA and section 4980B of the Code ("COBRA") and Part 7 of Title I of ERISA; and the Seller and its Subsidiaries are not subject to any liability, including without limitation, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. Except to the extent required by COBRA, no Compensation and benefit Plan provides health benefits to any current or former employee, current or former director or beneficiary following the employee's or director's termination of employment or service.

                  (p) Neither the Seller nor any of its Subsidiaries has incurred, nor does the Seller reasonably expect either it or any of its Subsidiaries to incur, any liability for any Tax, penalty or fee imposed under Sections 4971 through 4980B of the Code or civil liability under Section 501(i) or (1) of ERISA, and no event has occurred and no circumstance has existed that could give rise to any such liability.

                  (q) Except as provided in Section 3.11(q) of the Seller Disclosure Schedule, no insurance policy nor any other contract or agreement affecting any Compensation and Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

Section 3.12 Labor and Employment Matters. Except as set forth on Sections 3.12(b) and (f) of the Seller Disclosure Schedule:

                  (a) No collective bargaining agreement exists that is binding on the Seller or any of its Subsidiaries, and the Seller has not been officially apprised and has no knowledge that any petition has been filed or proceeding instituted by an employee or group of employees of the Seller, or any of its Subsidiaries, with the National Labor Relations Board seeking recognition of a bargaining representative.

                  (b)      (i)      To the Seller's knowledge, there is no labor
strike, dispute, slow down or stoppage pending or threatened against the Seller or any of its Subsidiaries;

                           (ii)     Other than claims that have been fully
resolved in a manner that did not have a Material Adverse Effect upon Seller and its Subsidiaries, neither the Seller nor any of its Subsidiaries has received any demand letters, civil rights charges, suits or drafts of suits with respect to claims made by any of their respective employees in the last five years; and

                           (iii)    In the last five years, no employee or
former employee has made a claim, other than claims that were fully resolved on or before September 30, 2003 in a manner that did not have a Material Adverse Effect upon Seller and its Subsidiaries, that such Person was discharged as a result of being a so-called "whistle-blower".

                  (c) Section 3.12(c) of the Seller Disclosure Schedule contains a list setting forth, as of the date hereof, the name of each officer, employee and consultant of the Seller or any of the Seller's Subsidiaries, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. The Seller has not received notice that any such officer or any consultant or employee whose compensation exceeded $50,000 during the year ended September 30, 2003, will cease to be engaged by the Seller or such Subsidiary for any reason, other than at the option of the Seller, including because of the consummation of the transactions contemplated by this Agreement.

                  (d) The Seller and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, overtime, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees.

                  (e) The Seller and each of its Subsidiaries has in all material respects withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

                  (f) To the Seller's knowledge, there are no pending or threatened claims or actions against the Seller or any of its Subsidiaries under any worker's compensation policy or long-term disability policy.

                  (g) No "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act of 1988), "plant closing" (as defined in such
Act) or similar event has occurred with respect to the Companies.

Section 3.13      Environmental Matters.

                  (a) Except as disclosed in Section 3.13(a) of the Seller Disclosure Schedule:

                           (i)      Neither the Companies nor, to the best of
the Seller's knowledge, any previous owner, tenant, occupant, operator or user of any of the Real Property or Former Real Property, has engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property or Former Real Property for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, refining, reclaiming, recycling, dumping or disposal of any Hazardous Materials, on, under or in any Real Property or Former Real Property. The Companies have not transported any Hazardous Materials to, from or across any Real Property or Former Real Property. No Hazardous Materials currently are produced or stored on, under or in any Real Property and, to the best of Seller's knowledge, no Hazardous Materials are produced or stored on, under or in any Former Real Property or are incorporated in any construction or, deposited or otherwise located on, under or in any Real Property or Former Real Property. The foregoing shall not be interpreted to apply to (A) the handling, storage, transportation, use or sale of petroleum products to the extent such handling, storage, transportation, use or sale is lawful and is consistent with the operation of those petroleum dispensing locations that are included in the assets owned or leased by the Companies, and (B) the handling, storage, transportation, use or sale of any substance in a manner that is lawful and is customarily incidental to the operation of any retail store that is related to any such petroleum dispensing locations.

                           (ii)     To the best of the Seller's knowledge, no
Hazardous Materials have migrated from any Real Property or Former Real Property to, upon, or beneath other properties, and, to the best of the Seller's knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties to, upon, about or beneath any Real Property or Former Real Property.

                           (iii)    No underground improvement, including
without limitation treatment or storage tank of water, gas or oil well, is, nor, to the best of Seller's knowledge, ever has been, located on any Real Property or Former Real Property, except for basements or as disclosed in Section 3.13(a)(iii) of the Seller Disclosure Schedule.

                           (iv)     To the best of the Seller's knowledge, all
Real Property and Former Real Property and all activities conducted by the Companies on the Real Property, including without limitation the use, maintenance and operation of the Real Property and the use, maintenance and operation of all aboveground and underground storage tanks, currently comply and, at all times have complied, with all Environmental Requirements.

                           (v)      Neither the Companies nor, to the best of
the Companies' knowledge, any current or prior owner or occupant of any Real Property or Former Real Property, has received any notice or other communication concerning or has knowledge of (A) any violation or alleged violation of Environmental Requirements material to Buyer's decision to consummate the transactions contemplated hereby individually or in connection with any other information concerning the environmental condition of the Real Property or Former Real Property, whether or not corrected, or (B) any alleged liability for Environmental Damages (as defined below) in connection with any Real Property or Former Real Property or material transported to, from or across any Real Property or Former Real Property. No writ, injunction, decree, order or judgment relating to the foregoing is outstanding. There is no lawsuit, claim, proceeding, citation, directive, summons or investigation pending or threatened against any of the Companies relating to any alleged violation of or liability under any applicable Environmental Requirements or the presence of any Hazardous Materials.

                           (vi)     To the best of the Seller's knowledge, there
has been no spilling, leaking, pumping, emitting, emptying, discharging, escaping, leaching, dumping, release, or disposing of any Hazardous Materials into the environment on or from any Real Property or Former Real Property or by the Companies.

                           (vii)    There is not and, to the best of Seller's
knowledge, has not been during any period any substance, the presence of which on any Real Property or Former Real Property causes or caused a nuisance upon any Real Property or Former Real Property or to any other property or properties.

                           (viii)   There is not and, to the best of Seller's
knowledge, has not been during any period any substance, the presence of which on any other property or properties constitutes or constituted a trespass by the Companies.

                           (ix)     All underground storage tanks and piping
have been tested for tightness by a qualified and licensed professional on a date after January 1, 2003 and the results of those tests will provided to Buyer subsequent to execution of this Agreement.

                  (b)      For purposes of this Agreement:

                           (i)      "Environmental Damages" means all material
claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, Liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys' fees and disbursements and consultants' fees, any of which arise out of or relate to the existence of Hazardous Materials at, upon, or beneath the Real Property or Former Real Property, migrating or threatening to migrate from the Real Property or Former Real Property or transported to, from, or across any Real Property or Former Real Property.

                           (ii)     "Environmental Requirements" means all
applicable statutes, regulations, rules, ordinances, codes, policies, advisories, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all federal, state and local governmental branches, agencies, departments, commissions, boards, bureaus or instrumentalities having jurisdiction and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to the protection of health or the environment, including without limitation those that relate to the existence, handling, manufacture, treatment, storage, use, generation, release, discharge, refining, recycling, reclaiming or disposal of Hazardous Materials or the protection of the air, surface water, groundwater or land or preservation of wetlands, floodplains or other environmentally sensitive areas.

                           (iii)    "Former Real Property" means any real
property in which the Companies heretofore held but no longer hold a fee, leasehold or other legal, beneficial or equitable interest.

                           (iv)     "Hazardous Materials" means any substance:
(A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (B) that is defined as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminant" under any Environmental Requirement; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; (D) the presence of which on any Real Property or Former Real Property causes a nuisance upon any Real Property or Former Real Property or to adjacent properties or poses a hazard to the health or safety of persons on or about any Real Property or Former Real Property; (E) the presence of which on adjacent properties constitutes a trespass by the Companies or the Company; (F) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (G) that contains PCBs, asbestos or urea formaldehyde foam insulation.

                  (c) The Companies have complied in all material respects with all Environmental Requirements.

                  (d) The Companies have furnished the Buyer's counsel with true, complete and correct copies of all claims, complaints, reports, assessments, audits, investigations and other documents in the possession of or obtainable by the Companies made by, on behalf of or against the Companies during the past five (5) years pertaining to Environmental Requirements or Hazardous Materials and material to Buyer's decision to consummate the transactions contemplated hereby individually or in connection with any other information concerning the environmental condition or environmental compliance status of the Companies.

Section 3.14      Taxes.

                  (a)      Definitions. For purposes of this Agreement:

                           (i)      the term "Tax" (including "Taxes") means (1)
all federal, state, local, foreign and other income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment or withholding, in each case including any interest, penalty, or addition thereto, whether disputed or not, (2) any liability for payment of any amount described in clause
(1) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (3) any liability for the payment of any amount described in clauses (1) or (2) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person;

                           (ii)     the term "Tax Return" means any return,
declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

                  (b) Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, the Seller and its Subsidiaries have duly and timely filed all Tax Returns required to be filed by any of the Seller and its Subsidiaries; and such Tax Returns are complete and accurate and correctly reflect the Tax liability required to be reported thereon. Such Tax Returns do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). Neither the Seller nor any of its Subsidiaries has engaged in any "listed transaction" as described in Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

                  (c) The Seller and its Subsidiaries have paid or established adequate reserves in accordance with GAAP in the financial statements included in the SEC Reports for all Taxes (whether or not shown on any Tax Return) accrued through the date of such Seller SEC Reports;

all Taxes the Seller and its Subsidiaries accrued following the end of the most recent period covered by the SEC Reports have been accrued in the ordinary course of business of the Seller and each such Subsidiary and have been paid when due in the ordinary course of business; and no material election has been made with respect to Taxes of the Seller or its Subsidiaries in any Tax Returns filed by the Seller and its Subsidiaries within the past five years. No Lien for Taxes exists with respect to any asset of the Seller or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

                  (d) Section 3.14(d) of the Seller Disclosure Schedule lists all of the federal and state jurisdictions in which the Seller or any of its Subsidiaries is required to file Tax Returns or pay Taxes. The Seller has made available to the Buyer true, complete and correct copies of the United States federal, state, local and foreign income Tax Returns filed by the Seller or any of its Subsidiaries for taxable years ended after December 31, 1996.

                  (e) Except as set forth in Section 3.14(e) of the Seller Disclosure Schedule, no material claim for assessment or collection of Taxes is presently being asserted against the Seller or its Subsidiaries and neither the Seller nor any of its Subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority nor does the Seller have knowledge of any such threatened action, proceeding or investigation. Neither the Seller nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect.

                  (f) Except as set forth in Section 3.14(f) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Seller or any of its Subsidiaries, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  (g) Except as set forth in Section 3.14(g) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

                  (h) Except as set forth in Section 3.14(h) of the Seller Disclosure Schedule, there is currently no limitation on the utilization of net operating losses, built-in losses, tax credits or other similar items of the Seller or its Subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local, or foreign Tax law).

                  (i) Except as set forth in Section 3.14(i) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has agreed to, or is required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

                  (j) Neither the Seller nor any of its Subsidiaries are "consenting corporations" within the meaning of Section 341(f)(1) of the Code.

                  (k) Neither the Seller nor any of its Subsidiaries is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Seller).

                  (l) Neither the Seller nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which
Section 355 of the Code (or any similar provision of state, local or foreign Tax law) applied.

Section 3.15 Intellectual Property. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, the Companies own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the businesses of the Companies ("Intellectual Property") as currently conducted, and there has not been any written assertion or claim against the Companies challenging the validity or the use by the Companies of any of the foregoing. Other than licenses generally available to the public at reasonable cost and material licenses or rights to use set forth in Section 3.15 of the Seller Disclosure Schedule, to the Seller's knowledge, no material licenses or other valid rights to use any patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights is necessary for the operation of the business of the Companies in substantially the same manner as such business is presently conducted. The conduct of the businesses of the Companies as currently conducted does not conflict with or infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party. To the Seller's knowledge, there are no infringements of any of the Intellectual Property owned by or licensed by or to the Companies and the Intellectual Property is not the subject of any pending legal proceedings.

Section 3.16 Insurance. Except as set forth in Section 3.16 of the Seller Disclosure Schedule, each of the Seller and its Subsidiaries maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are, to the Seller's knowledge, customarily insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Seller and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Seller's knowledge, indicated in writing any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. Section 3.16 of the Seller Disclosure Schedule sets forth the amount of the annual premium most recently paid by the Seller for its directors and officers liability insurance. The Seller has provided to the Buyer's counsel a true, complete and correct copy of the Seller's current directors and officers insurance policy.

Section 3.17 Certain Business Practices. None of the Seller, any of its Subsidiaries or, to the Seller's knowledge, any directors, officers, agents or employees of the Seller or any of its Subsidiaries has, on behalf of the Seller or any of its Subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or
(ii) made any other unlawful payment.

Section 3.18 Supplies. Section 3.18 of the Seller Disclosure Schedule sets forth the names of the twenty (20) largest suppliers of the Seller and its Subsidiaries during the twelve month period ended June 30, 2003. Since June 30, 2003 the Seller has received no written notices of termination or substantial reduction of business or written threats of termination or substantial reduction of business from any of such suppliers. The Seller has delivered to the Buyer's counsel true, complete and correct copies of all supply agreements between any of the Companies and any of the suppliers listed on Section 3.18 of the Seller Disclosure Schedule and any other supply agreement pursuant to which the Seller and its Subsidiaries purchased at least $100,000 worth of goods in the twelve month period ended June 30, 2003.

Section 3.19      Real Property.

                  (a) Section 3.19(a) of the Seller Disclosure Schedule sets forth the correct legal description, street address and tax parcel identification number of each parcel of Owned Real Property. To the extent within the Seller's possession or control, the Seller has made available to the Buyer true, complete and correct copies of all deeds, title policies, surveys and other closing documentation relating to the acquisition by the Seller (or any of the Seller's Subsidiaries, as the case may be) of such Owned Real Property. To the best of the Seller's knowledge, except for the Liens set forth in Section 3.19(a) of the Seller Disclosure Schedule, Permitted Encumbrances and the permitted exceptions set forth in Section 3.19(a)(a) of the Seller Disclosure Schedule (the "Permitted Exceptions"), the Companies have good and marketable title to, and record and beneficial ownership of, all Owned Real Property, subject to no mortgage, security interest, pledge, Lien, lease, sublease, claim, reversion, right of entry, easement, access right, encumbrance, charge, or restraint on alienation whatsoever.

                  (b) Except as set forth in Section 3.19(b) of the Seller Disclosure Schedule, there are no parties in possession of any of the Owned Real Property other than the Companies, and there are no leases, subleases, licenses, concession agreements or any other rights of possession, occupancy or use of any of the Owned Real Property which have been granted by the Companies to any third party or parties, whether by the Companies or by any predecessor in interest of the Companies. For each parcel of Owned Real Property which is leased to a third party by the Companies, each such lease is valid, binding and in full force and effect, and no notice has been given by the Companies, as landlord (or its managing agent, if any), terminating or canceling any such lease or asserting that a default or breach exists thereunder. No tenant or other third-party has any option or right to (i) cancel or terminate any such lease or shorten the term therein; (ii) remain in possession, extend or lengthen the lease term beyond December 31, 2010; (iii) purchase any Owned Real Property; or (iv) reduce the rent to the Companies (or its managing agent, if any) under any such lease. The Companies (or its managing agent, if any) is not in material default of any of its obligations under any lease to a third-party.

                  (c) Section 3.19(c) of the Seller Disclosure Schedule sets forth the correct legal description (if available), street address and tax parcel identification number (if available) of all Leased Real Property and, for each parcel of Leased Real Property, the date on which the current term of the Lease for such parcel expires and the number of years for which such Lease may be renewed (in accordance with its terms) beyond such current term. The Seller has made available to the Buyer true, complete and correct copies of all Leases and guaranties thereof, together with all related policies of title insurance in the possession or control of the Companies, and all landlord waivers, subordination agreements, attornment agreements, nondisturbance agreements, or other instruments executed and delivered in connection with any of the Leases. All right, title and interest of the Companies in any Leased Real Property is reflected in, and evidenced solely by, the Leases. Except as set forth in
Section 3.19(a) of the Seller Disclosure Schedule and except for Permitted Exceptions and Permitted Encumbrances: (i) to the best of the Seller's knowledge and subject to the permitted Exceptions, the Companies have good and marketable title to, and beneficial ownership of, the lessee's leasehold interest in all Leases for any Leased Real Property, subject to no mortgage, security interest, pledge, Lien, lease, sublease, claim, reversion, right of entry, easement, access right, encumbrance, charge, or restraint on alienation whatsoever; (ii) there are no leases, subleases, licenses, concession agreements or any other rights of possession, occupancy or use of any portion of Leased Real Property which have been granted to any third party or parties, whether by the Companies (or any of them) or by any predecessor in interest of the Companies (or any of them); and (iii) there are no Persons other than the Companies in possession of any portion of Leased Real Property which is the subject of a Lease.

                  (d) Each Lease is valid, binding and in full force and effect, and no notice has been received from any landlord or managing agent thereunder (each, a "Landlord") terminating or canceling a Lease or asserting that a default or breach exists thereunder. Except as listed in Section 3.19(d) of the Seller Disclosure Schedule, neither any Landlord nor any of the Companies has exercised any option or right to (i) cancel or terminate any Lease or shorten the term therein, (ii) lease additional premises in any Leased Real Property, (iii) reduce or relocate the premises demised by any Lease, or (iv) purchase any Leased Real Property. Neither the Landlord nor any of the Companies, as tenant, is in material default of any of their respective obligations under any Lease.

                  (e) To the best of Seller's knowledge, except as set forth in Schedule 3.19(e)(i) of the Seller Disclosure Schedule, all Real Property and improvements thereon are in compliance in all material respects with all applicable legal requirements, including, but not limited to, those pertaining to zoning, building and access for the disabled. Except as set forth on Schedule 3.19(e)(ii) of the Seller Disclosure Schedule, the buildings, structures and equipment included in the Real Property including, without limitation, all building structural and mechanical systems and roofs, all gasoline and diesel fuel pumps, and all fuel storage tanks (whether or not underground) have no material patent or known latent defects, are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the Companies' industry (giving due account to the age and length of use of same, and ordinary wear and tear), are suitable for their present uses and, in the case of buildings and other structures, such buildings and other structures (including without limitation, the roofs thereof) are structurally sound.

                  (f) To the best of the Seller's knowledge, no part of the Real Property encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach materially on any part of the Real Property and the land for each of the Store Premises abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement or right of way or right of access benefiting such land and comprising a part of the Real Property. The buildings and structures included in the Real Property have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Companies' businesses, and are not located within any flood plain or area subject to wetlands regulation or any similar restriction. To the best of Seller's knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of any part of any Real Property to the extent that such taking would prevent or materially hinder the continued use of any Store Premises as heretofore used in the conduct of the businesses of the Companies.

                  (g) None of the Companies has granted to any Person any option, contract or other agreement with respect to the purchase or sale of any Real Property or any interest therein (including, but not limited to, any interest in a lease pertaining to any Leased Real Property).

                  (h) To the best knowledge of the Seller, there are no pending or contemplated zoning changes, "floor area ratio" changes, variances, special zoning exceptions, conditions or agreements materially affecting or which might reasonably be expected to materially affect any of the Real Property. To the best knowledge of the Seller, no Real Property (and no current use and condition thereof) violates any applicable deed restrictions, zoning or subdivision regulations, or urban redevelopment plans applicable to such Real Property, as modified by any duly issued variances; no notes or notices of material violations relating to any Real Property and issued by any Government Entity have been entered or received by any of the Companies; and the Seller is not aware of any facts or circumstances which might reasonably be expected to give rise to any reason to believe that any such notes or notices may or will be entered. Since January 1, 2000, the Companies have not received (A) any written notice received by the Companies from any Government Entity regarding any pending material adverse change in the specific application to any Real Property of any applicable laws relating to a change in the permitted use of all or any portion of the Real Property or the respective businesses conducted thereon or therein, or (B) any written notice from adjacent landowners, lessees or occupants regarding unrecorded easements and/or agreements or encroachments in respect of all or any portion of the Real Property.

                  (i) All Real Property has access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities supplied directly thereto by facilities of public utilities, all as is necessary for the conduct of the Companies' respective businesses.

                  (j) The Seller has not received written notice of any material default or breach by any of the Companies under any of the covenants, conditions, restrictions, rights of way or easements affecting the properties or the premises covered by any of the Leases or any portion thereof; to the best of the Seller's knowledge, no such material default or breach now exists; and to the best of the Seller's knowledge, no event has occurred and is continuing which with notice or the passage of time would constitute a material default thereunder.

                  (k) No work has been performed or is in progress at, and no materials have been furnished to, any of the Real Property or any portion thereof which, though not at present the subject of, might reasonably be expected to give rise to, material mechanic's, materialmen's or other Lens against any of the Companies' interest in any Real Property.

                  (l) Since January 1, 2002, to the best of Seller's knowledge, none of the Companies has received, and the Seller has no knowledge of, any notice or request from an insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto), or from any Landlord or from any servicing agent in respect of any mortgage affecting any Real Property, requesting the performance of any material work or alteration with respect to any Real Property.

Section 3.20      Personal Property.

                  (a) Section 3.20 of the Seller Disclosure Schedule sets forth the Companies' Depreciation Proof Listing for the five weeks ended September 30, 2003, which listing is accurate and complete. The Seller has made available to the Buyer true, complete and correct copies of all instruments, agreements and other documents in its possession evidencing, creating or constituting Liens on the personal property owned, leased or licensed by the Companies (the "Personal Property"), a list of which Liens is set forth in
Section 3.20(a) of the Seller Disclosure Schedule. Except for the Liens listed in Section 3.20(a) of the Seller Disclosure Schedule and Permitted Encumbrances, the Companies have good title to, or a valid lease or license interest in, all of the Companies' Personal Property, subject to no mortgage, security interest, pledge, Lien, lease, claim, encumbrance or charge, or restraint on transfer whatsoever.

                  (b) Each item of tangible Personal Property is suitable for immediate use in the ordinary course of business, is free from material patent defects and conforms in all material respects to all Applicable Laws, ordinances, codes, rules or regulations applicable to the Companies and relating to their construction, use and operation. No item of tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. Except as disclosed in Section 3.20(b) of the Seller Disclosure Schedule, all tangible Personal Property used in the Companies' businesses is in the possession of the Companies.

                  (c) Subject to reserves and allowances taken into effect in determining the inventory reflected in the most recent balance sheet included in the Previously Filed SEC Reports, the Companies' inventory consists in all material respects of items of a quality and quantity usable or saleable in the ordinary course of the Companies' business.

                  (d) Section 3.20(d) of the Seller Disclosure Schedule lists each lease by which the Companies lease any Personal Property, other than
(i) leases terminable without cost on not more than 90 days' notice and (ii) leases under which the aggregate amount of rental payments remaining to be paid are less than $25,000.

Section 3.21 Material Contracts. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, the Companies have no oral or written (i) employment, severance or collective bargaining or similar agreement with or relating to any employee or any consulting, brokerage or agency agreement not terminable without cost on no more than 90 days' notice, (ii) agreement or arrangement with any officer or director, (iii) agreements, plans or arrangements providing for any bonus, stock option, stock ownership, stock purchase, stock appreciation right, pension or retirement benefit, vacation, insurance or other employee benefit, (iv) agreements, contracts, indentures or other instruments relating to the borrowing of money or the guarantee of any obligation for the borrowing of money or to the grant of any mortgage, lien, security interest or other encumbrance in or on any material portion of its property, (v) leases of, or contracts for installment or other deferred purchase or sale of, any personal property requiring payments in excess of $50,000 per year or $100,000 over the remaining term of the lease or contract, (vi) licenses of any patent, copyright, trademark, trade secret or other intellectual property, (vii) agreements or arrangements for the future purchase or delivery of goods or rendition of service in excess of $50,000 per year or $100,000 over the remaining term of the agreement, including without limitation any such agreement or arrangement with any customer of or supplier to the Companies,
(viii) franchise agreements, (ix) dealer agreements, (x) agreements providing for the termination of franchise relationships, (xi) agreements which restrict the right of the Companies to compete, (xii) agreements which restrict the right of third-parties to compete or (xiii) other contracts, agreements or arrangements which do or may have a material impact on the Companies. The Companies are not parties to any agreement which has had a Material Adverse Effect, or is anticipated to have a Material Adverse Effect, on Seller. True, complete and correct copies of all written, and true and complete summaries of the material terms of all oral, agreements, arrangements, plans and other instruments referred to in Section 3.21 of the Seller Disclosure Schedule (the "Contracts", it being understood that the term "Contracts" shall also include all real estate leases heretofore furnished by the Seller to the Buyer) have been provided to the Buyer's counsel. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, to the knowledge of Seller, no event has occurred which constitutes, and execution of this Agreement and consummation of the Merger will not constitute, a default or an occurrence which gives rise to a right of acceleration, termination or any similar right by any party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) under any Contract. Section 3.21A of the Seller Disclosure Schedule describes the extent to which each of the Lenders has waived defaults which currently exist under any loan or credit agreements applicable to the Companies and the extent to which each such lender has agreed that it will waive or defer covenant defaults which arise on or after the date hereof; copies of all such waivers and agreements have been delivered to the Buyer's counsel prior to the date hereof. Section 3.21B of the Seller Disclosure Schedule lists, for each Lender, Lessor and Vendor, any written agreements that exist between such Lender, Lessor or Vendor and the Companies.

Section 3.22 Vote Required. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of the Seller's capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.23 Opinion of Financial Adviser. Contemporaneously with the execution hereof, Boenning & Scattergood, Inc. (the "Financial Advisor") has delivered to the Seller a written opinion to the effect that the consideration to be paid to the holders of the Shares hereunder is fair to such holders from a financial point of view. A true, complete and correct copy of such written opinion has been delivered to the Buyer.

Section 3.24 Brokers. Except as set forth in Section 3.24 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. A true, complete and correct copy of each engagement agreement with any broker, finder or investment banker identified in Section
3.24 of the Seller Disclosure Schedule has been provided to the Buyer's counsel.

Section 3.25 Takeover Statutes. No "fair price," "moratorium," "control share" or other similar anti-takeover statute or regulation under the laws of any state (each, a "Takeover Statute") is applicable to the Seller, the Shares, the Merger or any of the other transactions contemplated by this Agreement. The Seller's Board has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement the transactions contemplated by this Agreement under the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

Section 3.26 Representations Complete. None of the representations or warranties made by the Seller in this Agreement nor any statement made in any Schedule or certificate furnished by the Seller pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Seller in connection with soliciting their proxy or consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1       Organization.

                  (a) The Buyer is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) The Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer.

                  (c)      The Buyer does not have any Subsidiaries.

Section 4.2 Authority Relative to this Agreement. The Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the managers or members of the Buyer, and no other limited liability company proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, assuming the due authorization, execution and delivery hereof by the Seller, a valid, legal and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

Section 4.3 Information Supplied. None of the information supplied or to be supplied by the Buyer for inclusion or incorporation by reference in the Proxy Statement will at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Seller to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

Notwithstanding the foregoing, the Buyer does not make any representation, warranty or covenant with respect to any information supplied or required to be supplied by the Seller that is contained in or omitted from the Proxy Statement.

Section 4.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, Pennsylvania licensing laws applicable to sellers of tobacco products and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to, and no material permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Formation or Operating Agreement of the Buyer, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Buyer is a party or by which the Buyer or its properties and assets is bound or (c) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

Section 4.5 Litigation. There is no suit, claim, action, arbitration, proceeding or investigation pending or, to the knowledge of the Buyer, threatened, against the Buyer or any of its properties or assets before any Governmental Entity in any case which would, if adversely determined, have a Material Adverse Effect on the Buyer, or that could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Final Date. The Buyer is not subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 4.6       [Intentionally Omitted]

Section 4.7 Interim Operations of Buyer. Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or its Subsidiaries.

Section 4.9 Representations Complete. None of the representations or warranties made by the Buyer in this Agreement nor any statement made in any Schedule or certificate furnished by the Buyer pursuant to this Agreement, or furnished by the Buyer in writing in connection with documents mailed or delivered to the stockholders of the Seller in connection with soliciting their proxy or consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Section 4.10 Financing. As of the date of Closing, the Buyer will have sufficient cash available or have borrowing facilities that are sufficient to enable it to consummate the Merger, to pay the entire Merger Consideration (other than the Merger Consideration that is payable to holders of Shares who, as of the Effective Time, are obligated to contribute their right to receive the Merger Consideration directly or indirectly to Buyer) and all of its other fees and expenses related thereto and to fulfill its other obligations under this Agreement and all related agreements.

                                    ARTICLE 5

                                    COVENANTS

Section 5.1 Conduct of Business of the Companies. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Seller will and will cause each of its Subsidiaries to (a) conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, (b) use all reasonable efforts not to take any action that would make any of the representations or warranties of the Seller contained in this Agreement untrue or incorrect in any material respect (or, with respect to representations and warranties that are qualified with respect to materiality, in any respect); and (c) use all commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or in Section 5.1 of the Seller Disclosure Schedule, prior to the Effective Time, neither the Seller nor any of its Subsidiaries shall, without the prior written consent of the Buyer:

                  (a) amend its Certificate of Incorporation or bylaws (or other similar governing instrument);

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible securities, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to Seller Stock Options outstanding on the date hereof (but only to the extent that such Seller Stock Options are accurately described in Section 3.2(a) of the Seller Disclosure Schedule);

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its Subsidiaries, except as may be required under the terms of any Seller Stock Option;

                  (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Seller or any of its Subsidiaries (other than the Merger);

                  (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any Subsidiary of the Seller;

                  (f) (i) incur or assume any long-term or short-term debt or issue any debt securities except, in each case, for borrowings under existing lines of credit in the ordinary course of business consistent with past practice, or modify or agree to any material amendment of the terms of any of the foregoing except as set forth in Section 5.1(f) of the Seller Disclosure Schedule; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for obligations of Subsidiaries of the Seller incurred in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to or investments in any other Person (other than in accordance with Section 5.1(m)(vii) and to Subsidiaries of the Seller or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise subject to any Lien shares of capital stock of the Seller or any of its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

                  (g) except as may be required by Applicable Law or this Agreement, enter into, adopt, amend or terminate any bonus, special remuneration, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any former or current director, officer, employee or consultant in any manner or (except as provided in Section 5.1(g) of the Seller Disclosure Schedule) increase in any manner the compensation or fringe benefits of any former or current director, officer, employee or consultant or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

                  (h) grant any severance or termination pay to any former or current director, officer, employee or consultant, except payments made (i) pursuant to written agreements outstanding on the date hereof or the current severance policies of the Seller described on Section 3.11(a) of the Seller Disclosure Schedule, the terms of which are in all material respects truly, completely and correctly disclosed in Section 3.11(a) of the Seller Disclosure Schedule, or (ii) as required by applicable federal, state or local law or regulations;

                  (i) exercise its discretion to, or otherwise voluntarily, accelerate the vesting of any Seller Stock Option as a result of the Merger, any other "change in control" of the Seller (as defined in the Compensation and Benefit Plans) or otherwise (but nothing herein shall limit the accelerated vesting of Seller Stock Options as required under any applicable plan disclosed to the Buyer prior to its execution of this Agreement);

                  (j) except as set forth in Section 5.1(j) of the Seller Disclosure Schedule or as provided in this paragraph below, (i) sell, lease, license, transfer or otherwise dispose of any material assets in any single transaction or series of related transactions (including in any transaction or series of related transactions having a fair market value in excess of $100,000 in the aggregate), other than sales of its products in the ordinary course of business consistent with past practices, (ii) enter into any exclusive license, distribution, marketing, sales or other agreement or sell, transfer or otherwise dispose of any Intellectual Property, or (iii) license or franchise any stores to any third party. The parties hereto recognize that the Company has been contemplating a fundamental transaction such as the sale of a significant number of convenience stores or other assets, a refinancing or sale/lease-back transaction. The Company plans to continue to pursue this initiative between the date hereof and Closing, provided that it may not enter into any binding agreement relating to a fundamental transaction without (i) the Buyer's prior written consent (such consent not to be unreasonably withheld) and (ii) any contractual obligations arising from such a transaction which will survive Closing (such as a lease of properties) being assignable to Buyer.

                  (k) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

                  (l) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by generally accepted accounting principles;

                  (m) (i) except as set forth in Section 5.1(m)(i) of the Seller Disclosure Schedule, acquire (by merger, consolidation or purchase of stock or assets) any corporation, partnership or other Person or division thereof or any equity interest therein; (ii) enter into or terminate any contract or agreement that would be material to the Seller and its Subsidiaries, taken as a whole; (iii) amend, modify or waive any material right under any material contract of the Seller or any of its Subsidiaries; (iv) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Seller or any of its Subsidiaries; (v) authorize any new capital expenditure or expenditures that are not set forth in
Section 5.1(m)(v) of the Seller Disclosure Schedule; (vi) acquire any stores; or
(vii) acquire any other asset or related group of assets, or make any investment, in a single transaction or series of related transactions, with a cost in excess of $50,000, provided that in no event shall the aggregate of all such acquisitions and investments exceed $100,000;

                  (n) make any material tax election or settle or compromise any material income tax liability or, except as set forth in Section 5.1(n) of the Seller Disclosure Schedule, permit any insurance policy naming it as a beneficiary or loss-payee to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to the Buyer is obtained and in effect;

                  (o) fail to file any Tax Returns when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

                  (p) fail to pay any Taxes or other material debts when due;

                  (q) settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would involve more than $50,000 or would otherwise be material to the Seller and its Subsidiaries, taken as a whole;

                  (r) take any action or fail to take any action that could reasonably be expected to (i) limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Seller or its Subsidiaries under Sections 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder, or (ii) cause any transaction in which the Seller or any of its Subsidiaries was a party that was intended to be treated as a reorganization under Section 368(a) of the Code to fail to qualify as a reorganization under Section 368(a) of the Code;

                  (s) enter into any transaction or arrangement with any Person associated with the Companies of the type which is required to be disclosed pursuant to Item 404 of the SEC's Regulation S-K; or

                  (t) take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.1(s).

Section 5.2       No Solicitation or Negotiation.

                  (a) The Seller shall, and shall cause its Subsidiaries and other Affiliates and their respective officers, other employees with managerial responsibilities, directors, representatives (including the Financial Advisor or any other investment banker and any attorneys and accountants) and agents to, immediately cease any discussions or negotiations with any other Persons with respect to any Third Party Acquisition. Neither the Seller nor any of its Subsidiaries and other Affiliates shall, nor shall the Seller authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any Person or group (other than the Buyer or any designees of the Buyer) concerning any Third Party Acquisition or proposal or offer relating thereto; provided, however, that if the Board of Directors of the Seller determines in good faith, after consultation with legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Seller's stockholders under the DGCL, the Seller may, in response to a proposal or offer for a Third Party Acquisition that was not solicited (i) furnish information only of the type and scope with respect to the Seller and its Subsidiaries that the Seller provided to the Buyer prior to the date hereof to any such Person pursuant to a customary confidentiality agreement substantially the same as the confidentiality agreement executed by the Buyer's manager prior to the execution of this Agreement and (ii) participate in discussions and negotiations regarding such proposal or offer; provided, further, nothing herein shall prevent the Seller's Board from taking and disclosing to the Seller's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer. The Seller shall promptly (and in any event within twenty-four hours after becoming aware thereof) (i) notify the Buyer in the event that the Seller or any of its Subsidiaries or other Affiliates or any of their respective officers, directors, employees, representatives or agents receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information in connection with a potential Third Party Acquisition, (ii) provide the Buyer with a copy of any written agreements, proposals or other materials the Seller receives from any such person or group (or its representatives), and
(iii) advise the Buyer of the status of such negotiations from time to time and at any time upon the Buyer's request, and promptly following any developments concerning the same.

                  (b) Except as set forth in this Section 5.2(b), the Seller's Board shall not withdraw or modify its recommendation of the transactions contemplated hereby or approve or recommend, or cause or permit the Seller or any of its Subsidiaries to enter into any agreement or obligation with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Seller Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of legal counsel and the Financial Advisor, that it is required to do so in order to comply with its fiduciary duties under the DGCL, the Seller Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal, but in each case only (i) after providing written notice to the Buyer (a "Notice of Superior Proposal") advising the Buyer that the Seller Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or group making such Superior Proposal and
(ii) if the Buyer does not, within five (5) business days after the Buyer's receipt of the Notice of Superior Proposal, make an offer that the Seller Board by a majority vote of the entire Seller Board determines in its good faith judgment (based on the advice of the Financial Advisor or another financial advisor of nationally recognized reputation) to be at least as favorable to the Seller's stockholders as such Superior

Proposal; provided, however, that the Seller shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until (w) this Agreement is terminated pursuant to Section 7.1, (x) the Seller has paid (by wire transfer in same day funds) all amounts due to the Buyer pursuant to
Section 7.3, (y) the Seller has agreed with the Buyer that it will not provide to any third party any work product developed by the Buyer with respect to business concepts applicable to the Seller's businesses and (z) the Buyer has received written acknowledgment from the Seller and from each other party to the Third Party Acquisition that the Seller and each other party to the Third Party Acquisition have irrevocably waived any right to contest such payment. Any disclosure that the Seller Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rules 14d-9 or 14e-2 will not constitute a violation of this Agreement; provided, however, that such disclosure states that no action will be taken by the Seller Board in violation of this Section 5.2(b).

                  (c) For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Seller by merger, stock purchase or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than the Buyer or any Affiliate thereof (a "Third Party");
(ii) the acquisition by a Third Party of any material portion of the assets (which shall include ten percent (10%) or more of the assets or more than five
(5) stores) of the Seller and its Subsidiaries, taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices and other than in a Sale Leaseback Transaction as provided for in
Article 8 hereof; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iv) the adoption by the Seller of a plan of liquidation or the declaration or payment of an extraordinary dividend;
(v) the repurchase by the Seller or any of its Subsidiaries of more than ten percent (10%) of the outstanding Shares; or (vi) the acquisition by the Seller or any of its Subsidiaries by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business (or businesses) whose annual revenues, net income or assets is equal to or greater than ten percent (10%) of the annual revenues, net income or assets of the Seller and its Subsidiaries, respectively. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal (1) to acquire, directly or indirectly, for consideration consisting solely of cash and/or securities, all of the Shares then outstanding, or all or substantially all the assets of the Seller and its Subsidiaries, (2) that contains terms that the Seller Board by a majority vote determines in its good faith judgment (based, as to the financial terms, on the written advice of the Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Seller's stockholders than the Merger, (3) that the Seller Board by a majority vote determines in its good faith judgment (following and based on consultation with the Financial Adviser or another financial advisor of nationally recognized reputation and its legal and other advisors) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal), (4) that does not contain any "due diligence" condition other than any due diligence condition set forth in this Agreement (it being understood that (x) if the Buyer agrees to waive any due diligence condition set forth herein prior to termination of this Agreement pursuant to Section 7.1(c)(iv), such due diligence condition shall be deemed not to be a provision set forth in this Agreement for purposes of this Section 5.2(c) and (y) if the Third Party then makes a similar waiver, the Third Party shall not be deemed to have imposed the due diligence conditions so waived by the Third Party) and (5) that the Seller Board by a majority vote determines to be fully financed (it being understood that this clause (5) shall apply only in the event that the Buyer demonstrates, after receipt of notice of a proposed Third Party Acquisition and prior to termination of this Agreement pursuant to Section 7.1(c)(iv), that it has cash resources at least equal to the Aggregate Merger Consideration or that it has received a commitment from a financially viable source to supply such cash resources upon consummation of the Merger.

Section 5.3       Meeting of Stockholders.

                  (a) The Seller shall promptly take all actions necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (the "Meeting"). The stockholder vote required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote described in Section 3.22. The Seller will, through the Seller Board, recommend to its stockholders approval of the Merger and this Agreement, subject to the provisions of Section 5.2(b). The Seller shall promptly prepare and, after reasonably considering any comments that the Buyer and its advisors may make, file with the SEC the Proxy Statement for the solicitation of a vote of the holders of Shares approving the Merger, which, subject to the provisions of Section 5.2(b), shall include the recommendation of the Seller Board that stockholders of the Seller vote in favor of the approval and adoption of this Agreement and the Merger and the written opinion of the Financial Advisor that the consideration to be received by the stockholders of the Seller pursuant to this Agreement is fair to such stockholders from a financial point of view. Upon receipt of any oral or written comments from the SEC with respect to the Proxy Statement, the Seller shall cause its counsel to disclose such comments to the Buyer's counsel and to cooperate with the Buyer in responding to the SEC as promptly as practicable. In the event that the Seller's Board withdraws its recommendation pursuant to
Section 5.2(b), the Seller shall nevertheless be required to convene and conduct the Meeting in accordance with this Section 5.3, unless this Agreement is terminated prior to the Meeting pursuant to Section 7.1. The Seller shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Seller. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Seller will promptly inform the Buyer of such occurrence, reasonably consider any comments that the Buyer and its advisors may make and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Seller, such amendment or supplement. Notwithstanding anything to the contrary contained in this Agreement, the Seller may adjourn or postpone (i) the Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Seller's stockholders in advance of a vote on the Merger and this Agreement or
(ii) the time for which the Meeting is originally scheduled (as set forth in the Proxy Statement), if there are insufficient

Shares represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Meeting.

                  (b) The Buyer agrees to vote any Shares owned by the Buyer in favor of this Agreement and the Merger.

Section 5.4       Access to Information.

                  (a) Between the date hereof and the Effective Time, upon reasonable notice subject in each instance to the requirements of Applicable Law, the Seller will give the Buyer and its authorized representatives reasonable access to all employees, stores, offices and other facilities and to all books and records and personnel files of current employees of the Seller and its Subsidiaries as the Buyer may reasonably require, including without limitation all books, records and reports relating to environmental, health, safety and related matters, and will cause its officers and those of its Subsidiaries to furnish the Buyer with such financial, environmental and operating data and other information with respect to the business and properties of the Seller and its Subsidiaries as the Buyer may from time to time reasonably request. Between the date hereof and the Effective Time, the Buyer shall make available to the Seller, as reasonably requested by the Seller, a designated officer of the Buyer to answer questions and make available such information regarding the Buyer as is reasonably requested by the Seller taking into account the nature of the transactions contemplated by this Agreement.

                  (b) Between the date hereof and the Effective Time, the Seller shall furnish to the Buyer (i) within two (2) business days following preparation thereof (and in any event within ten (10) business days after the end of each calendar month, commencing with January, 2004), an unaudited consolidated balance sheet as of the end of such month and the related unaudited consolidated statements of earnings, stockholders' equity and cash flows for the month then ended, without notes to such financial statements, (ii) within two
(2) business days following preparation thereof (and in any event within ten
(10) business days after the end of each fiscal quarter), an unaudited consolidated balance sheet as of the end of such quarter and the related unaudited consolidated statements of earnings, stockholders' equity and cash flows for the quarter then ended, with condensed notes to such financial statements, and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited consolidated balance sheet as of the end of such year and the related audited consolidated statements of earnings, stockholders' equity and cash flows for the year then ended, all of such financial statements referred to in clauses (i), (ii) and (iii) to be prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Seller with respect to such consolidated financial statements. All the foregoing shall be in accordance with the books and records of the Seller and its Subsidiaries and shall fairly present their consolidated financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Seller in conformity with its past practices) as of the last day of the period then ended and its consolidated results of operations and cash flows for the applicable period.

Section 5.5       Certain Filings; Reasonable Efforts.

                  (a) Subject to the terms and conditions herein provided, including Section 5.2(b), each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following, (i) cooperate in the preparation and filing of the Proxy Statement and any amendments thereto; (ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by the Buyer or the Seller, for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding challenging the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, the Buyer and Seller agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Meeting. The Seller agrees to use all reasonable efforts to encourage its employees to accept any offers of employment extended by the Buyer. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

                  (b) The Buyer and the Seller will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with any proceedings before any Governmental Entity relating to this Agreement or the Merger.

                  (c) The Buyer will reasonably cooperate in good faith with Seller in Seller's efforts to obtain the consents required in Section 6.3(e) it being understood, however, that neither Buyer, the Surviving Entity, not any of their respective direct or indirect members shall be required to accept any terms, conditions or obligations that are more onerous or burdensome than those currently applicable to Seller and its shareholders.

Section 5.6 Public Announcements. Neither the Buyer nor the Seller shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, or any Third Party Acquisition, without the prior consent of the Buyer (in the case of the Seller) or the Seller (in the case of the Buyer), except (i) as may be required by Applicable Law, court process or by the rules and regulations of, or pursuant to any agreement with, any self-regulatory body, provided that the disclosing party offers the other party the opportunity to comment on the press release or public statement to the extent permitted by Applicable Law, such rules and regulations or such agreement, whichever is applicable, (ii) following a change, if any, of the Seller Board's recommendation of the Merger (in accordance with Section 5.2(b)) or (iii) only in the case of a release or statement relating to a Third Party Acquisition, if the Seller Board has been advised by outside legal counsel that a press release or other public statement is required by Applicable Law.

Section 5.7       Indemnification and Directors' and Officers' Insurance.

                  (a) From and after the Effective Time, the Surviving Entity shall indemnify, defend and hold harmless (and shall advance expenses as incurred to the fullest extent permitted under Applicable Law), to the extent not covered by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Seller (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Seller, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the same extent as such Persons are indemnified for such matters under the Seller's Certificate of Incorporation and by-laws. Nothing contained herein shall make the Buyer, the Seller or the Surviving Entity an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 5.7 relieve the obligations of any insurer in respect thereto. Each Indemnified Person is intended to be a third party beneficiary of this Section 5.7 and may specifically enforce its terms. This Section 5.7 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Seller or under the Seller's Certificate of Incorporation or bylaws as presently in effect.

                  (b) From and after the Effective Time, the Surviving Entity shall fulfill and honor in all respects the obligations of the Seller pursuant to any indemnification agreements between the Seller and its directors and officers as of or prior to the date hereof and any indemnification provisions under the Seller's Certificate of Incorporation or bylaws as in effect immediately prior to the Effective Time. The Surviving Entity's aggregate obligation to indemnify and hold harmless all Indemnified Persons for all matters to which such Indemnified Persons may be entitled to be indemnified or held harmless under subsections (a) and (b) of this Section 5.7 shall in no event exceed the Seller's net worth as of September 30, 2003.

                  (c) For a period of six years after the Effective Time, the Buyer, as the Surviving Entity, will maintain in effect directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Seller's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than (i) those of the Seller's present directors' and officers' liability insurance policy and (ii) those provided by Buyer to its own managers and officers; provided that, in lieu of maintaining such existing insurance as provided above, the Buyer, at its election, may cause coverage to be provided under any policy maintained for the benefit of the Buyer, so long as the terms are not less advantageous to the intended beneficiaries thereof than such existing insurance. Notwithstanding the foregoing, (a) the Buyer shall not be obligated to pay annual premiums to insure the Insured Parties in excess of 150% of the annual premium most recently paid by the Seller prior to the date hereof for directors' and officers' liability insurance (as set forth in Section 3.15 of the Seller Disclosure Schedule) and (b) the Buyer shall be deemed to have satisfied all of its obligations under this Section 5.7(c) in the event that it acquires single premium tail insurance at an aggregate premium cost not to exceed 300% of the annual premium most recently paid by the Seller prior to the date hereof (as set forth in Section 3.15 of the Seller Disclosure Schedule).

                  (d) Neither the Buyer nor any of its Affiliates shall be obligated to guarantee the payment or performance of the Seller's obligations under subsection (a) or (b) of this Section 5.7, so long as (i) the Surviving Entity honors such obligations to the extent of the Seller's net worth at September 30, 2003, and (ii) the Buyer and its Affiliates do not take any action (or omit to take any action) to cause the Surviving Entity to contravene this
Section 5.7.

Section 5.8 Notification of Certain Matters. The Seller shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate in any material respect (or, with respect to representations and warranties qualified as to materiality, in any respect) at or prior to the Effective Time and (ii) any material failure by such first party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.9 Additions to and Modification of Seller Disclosure Schedule. Concurrently with the execution and delivery of this Agreement, the Seller has delivered a Seller Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. In addition, the Seller shall deliver to the Buyer such additions to or modifications of any Sections of the Seller Disclosure Schedule necessary to make the information set forth therein true, complete and correct in all material respects as soon as practicable after such information is available to the Seller after the date of execution and delivery of this Agreement. If an addition to or modification of any Section of the Seller Disclosure Schedule corrects a matter which absent correction would give rise to a material breach of any representation or warranty, then Buyer shall have the right within fifteen (15) days of notice of such addition or modification to terminate this Agreement, with such termination being Buyer's sole remedy for the material breach of representation or warranty that would continue to exist but for such correction. Notwithstanding any other provision hereof but subject to the immediately preceding sentence, each addition to or modification of any Section of the Seller Disclosure Schedule will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant relating to the Seller Disclosure Schedule not having read at all times as so supplemented or modified; provided, however, that each time the Seller delivers to the Buyer an addition or modification to a Seller Disclosure Schedule, the Buyer shall have a new fifteen (15) day period in which to terminate this Agreement if the addition or modification, considered either individually or together with previously delivered additions or modifications to the Seller

Disclosure Schedule, correct a matter which absent correction would give rise to a material breach of any representation or warranty.

Section 5.10 Seller Employees; Plans. The Seller agrees to provide the Buyer with, and to cause each of its Subsidiaries to provide the Buyer with, reasonable access to its employees during normal working hours following the date of this Agreement, to, among other things, deliver offers of continued employment and to provide information to such employees about the Buyer and its plans. If requested by the Buyer, the Seller shall take such action as is necessary and appropriate to terminate the Uni-Marts, Inc. Retirement Savings & Incentive Plan as of one minute prior to the Effective Time. If the Buyer makes any such request, it shall review the suitability of adopting a benefit plan to replace the Uni-Marts, Inc. Retirement Savings & Incentive Plan. Any such actions shall be subject to the advance review and approval of Buyer. Any trust or other funding arrangement established by the Companies with respect to any executive compensation arrangement shall be subject to the advance review and approval of Buyer. Notwithstanding anything to the contrary contained herein, this Agreement shall not confer on any employee of Seller or any Subsidiary of Seller any right with respect to employment by Buyer, the Surviving Entity or any of their respective Affiliates.

Section 5.11 Takeover Statutes. If any Takeover Statute or any similar statute, law, rule or regulation in any State of the United States (including under the DGCL or any other law of the State of Delaware) is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Seller and the Seller Board shall promptly grant such approvals and use all reasonable efforts to take such lawful actions as are necessary so that the Merger and such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and use all reasonable efforts to otherwise take such lawful actions to eliminate or minimize the effects of such statute, law, rule or regulation, on such transactions.

Section 5.12 Financial Certificate. At least three business days prior to the anticipated Closing Date, the Seller shall deliver to the Buyer (i) a certificate (the "Financial Certificate"), executed by the Seller's chief executive officer and chief financial officer and in form reasonably satisfactory to the Buyer, setting forth (x) the amount of the Companies' consolidated cash as of the Last Month End, determined in accordance with GAAP (the "Final Cash Amount"), (y) a reasonably detailed calculation of the Companies' Net Operating Assets as of the Last Month End (the "Final Net Operating Assets Amount") and (z) a reasonably detailed calculation of the Companies' EBITDA for the twelve months ended on the Last Month End (the "Final EBITDA Amount") and (ii) such back-up as Buyer shall reasonably request to analyze the statements made in the Financial Certificate.

                                    ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Seller;

                  (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced (and remain in effect) by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger;

                  (c) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the business of the Seller and its Subsidiaries after the Effective Time in all material respects as it was operated prior thereto shall have been given, obtained or complied with, as applicable; and

                  (d) the Proxy Statement shall have been cleared by the SEC and shall not be the subject of any stop order.

Section 6.2 Conditions to the Obligations of the Seller. The obligation of the Seller to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) the representations and warranties of the Buyer contained in this Agreement shall be true, complete and correct in all material respects (or, as to representations and warranties that are qualified as to materiality, in all respects) at and as of the date hereof and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true, complete and correct in all material respects (or, as to representations and warranties that are qualified as to materiality, in all respects) as of such earlier date, and, at the Closing, the Buyer shall have delivered to the Seller a certificate to that effect, executed by two (2) officers or managers of the Buyer; and

                  (b) each of the covenants and obligations of the Buyer to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Buyer shall have delivered to the Seller a certificate to that effect, executed by two (2) officers or managers of the Buyer.

Section 6.3 Conditions to the Obligations of the Buyer. The obligations of the Buyer to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) the representations and warranties of the Seller contained in this Agreement shall be true, complete and correct in all material respects (or, as to representations and warranties that are qualified as to materiality, in all respects) as of the date hereof and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true, complete and correct in all material respects (or, as to representations and warranties that are qualified as to materiality, in all respects) as of such earlier date, and, at the Closing, the Seller shall have delivered to the Buyer a certificate to that effect, executed by two (2) executive officers of the Seller;

                  (b) each of the covenants and obligations of the Seller to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Seller shall have delivered to the Buyer a certificate to that effect, executed by two (2) executive officers of the Seller;

                  (c) since September 30, 2003, there shall have been no events, changes or effects, individually or in the aggregate, with respect to the Seller or its Subsidiaries that constitute a Material Adverse Effect on the Seller and, at the Closing, the Seller shall have delivered to Buyer a certificate to that effect, executed by two executive officers of the Seller;

                  (d) in connection with obtaining the consents and estoppel certificates described in Section 6.3(e), the Buyer shall not be (i) required, or be construed to be required, to sell or divest any assets or business or to restrict any business operations in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby or (ii) prohibited from owning, and no material limitation shall be imposed on the Buyer's ownership of, any material portion of the business or assets of the Seller and its Subsidiaries;

                  (e) the Buyer shall have received from each Lender an estoppel certificate, in form and substance reasonably satisfactory to the Buyer, to the effect that to the knowledge of such Lender, the Companies are not in default under any agreement between such Lender and the Company, other than defaults which, pursuant to the agreement described in Section 3.21A of the Seller Disclosure Schedule or pursuant to a waiver or consent delivered by Provident Bank (as a Lender) at or prior to the date of the Closing, will not give rise to acceleration of any indebtedness, payment of any damages or termination of any agreement; Provident Bank (as a Lender) shall have agreed not to exercise any remedies with respect to defaults under its credit agreement with the Companies for a period of 90 days after the Closing; and the Buyer shall have received all consents (in form and substance reasonably satisfactory to the Buyer) and licenses (excluding licenses customarily obtained after a change in control of licensee, such as tobacco, lottery and liquor licenses) from Governmental Entities and other third-parties which the Buyer shall reasonably determine to be necessary in order to effect the Merger and to consummate the transactions contemplated hereby, including without limitation (I) consents from each Lender which has the right to accelerate the time when any indebtedness is payable by the Companies by virtue of the consummation of the transactions contemplated hereby (including without limitation any change between the management of the Seller prior to the Effective Time and the management of the Surviving Entity), (II) consents from each Lessor which has entered into any lease with the Companies that provides or contemplates that consummation of the transactions contemplated hereby (including without limitation any change between the management of the Seller prior to the Effective Time and the management of the Surviving Entity) requires the consent or approval of such Lessor, (III) consents from each vendor (including each Vendor but excluding vendors which, in the aggregate, sold less than $1,200,000 in products or services to the Companies during the twelve months ended September 30, 2003) which has entered into any agreement with the Companies that provides or contemplates that consummation of the transactions contemplated hereby (including without limitation any change between the management of the Seller prior to the Effective Time and the management of the Surviving Entity) requires the consent or approval of such vendor and (IV) consents from any other party to each of the agreements listed in Section 3.6 of the Seller Disclosure Schedule;

                  (f)      [Intentionally Omitted]

                  (g)      [Intentionally Omitted]

                  (h) as of the completion of the Meeting, either no holders of Shares shall have notified the Seller that they intend to exercise dissenters' rights or holders of Shares representing less than fifteen percent (15%) of the outstanding Shares shall have notified the Seller that they intend to exercise dissenters' rights;

                  (i)      [Intentionally Omitted]

                  (j)      [Intentionally Omitted]

                  (k)      [Intentionally Omitted]

                  (l) the Seller shall have delivered to the Buyer a certification of the non-foreign status of the Seller and its Subsidiaries, in form and substance reasonably satisfactory to the Buyer, in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2); and

                  (m)      the Final Cash Amount determined in accordance with
Section 5.12 shall be at least $4.0 million, the Final Net Operating Assets Amount determined in accordance with Section 5.12 shall be at least $6.0 million and Final EBITDA Amount determined in accordance with Section 5.12 shall be at least $11.0 million.

                                    ARTICLE 7

                         TERMINATION; AMENDMENT; WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Seller's stockholders:

                  (a) by mutual written consent of the Buyer and the Seller;

                  (b) by the Buyer or the Seller if (i) any court of competent jurisdiction in the United States or other United States federal or state Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by the Final Date; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

                  (c) by the Seller if (i) there shall have been a breach of any representations or warranties on the part of the Buyer set forth in this Agreement or if any representations or warranties of the Buyer shall have become untrue such that, in either such instance, the conditions set forth in Section 6.2(a) would be incapable of being satisfied by the Final Date; (ii) there shall have been a breach in any material respect by the Buyer of any of its covenants or agreements hereunder, and the Buyer has not cured such breach within ten (10) business days after notice by the Seller thereof; (iii) the Seller shall have convened the Meeting and shall have failed to obtain the requisite vote of its stockholders at such Meeting (including any adjournments thereof); or (iv) the Seller Board shall have received a Superior Proposal, the Seller shall have complied with the provisions of Section 5.2(b), the Buyer shall have received the acknowledgment contemplated by Section 5.2(b), the Seller shall have provided the agreements contemplated by Section 5.2(b) and the Seller shall have made the payments called for by Section 2.13(b) and Section 7.3(a);

                  (d) by the Buyer if (i) there shall have been a breach of any representations or warranties on the part of the Seller set forth in this Agreement or if any such representations or warranties of the Seller shall have become untrue such that, in either such instance, the conditions set forth in
Section 6.3(a) would be incapable of being satisfied by the Final Date; (ii) there shall have been a breach in any material respect by the Seller of one or more of its covenants or agreements hereunder, and the Seller has not cured such breach within ten (10) business days after notice by the Buyer thereof or there shall have been any breach in any material respect by any party to any of the Stockholder Agreements; (iii) the Seller Board shall have recommended to the Seller's stockholders a Superior Proposal; (iv) the Seller Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger or shall have failed to confirm in writing such recommendation within five (5) business days after the Buyer requests such confirmation; (v) the Seller Board shall have ceased using all reasonable efforts to call, give notice of, or convene or hold the Meeting as promptly as practicable or shall have adopted a resolution not to effect any of the foregoing; or (vi) the Seller shall have convened the Meeting and the Seller shall have failed to obtain the requisite vote of its stockholders at such Meeting (including any adjournments thereof); or

                  (e) by the Buyer if the conditions in Sections 6.3(h), 6.3(l) or 6.3(m) shall not have been satisfied.

Section 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, managers, members, directors, officers or stockholders other than the provisions of this Section 7.2 and Sections 2.13, 5.2(b), 7.3, 7.6 and 7.7. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of any covenant or representation in this Agreement prior to such termination, it being understood that the liability of the Buyer for any such breach is limited by Section 7.7.

Section 7.3       Fees and Expenses; Alternative Arrangements.

                  (a) In the event that this Agreement shall be terminated pursuant to:

                           (i)      Section 7.1(c)(iv) or 7.1(d)(iii), (iv) or
(v);

                           (ii)     Section 7.1(d)(i) or (ii) and, at the time
of such termination, there is outstanding an offer by a Third Party to consummate, or a Third Party shall have publicly announced (and not withdrawn) a plan or proposal with respect to, a Third Party Acquisition and such Third Party Acquisition occurs within twelve (12) months after the date on which this Agreement has been terminated; or

                           (iii)    Section 7.1(c)(iii) or 7.1(d)(vi) and, at
the time of the Meeting at which the Seller failed to obtain the requisite vote, there is outstanding an offer by a Third Party to consummate, or a Third Party shall have publicly announced (and not withdrawn) a plan or proposal with respect to, a Third Party Acquisition and such Third Party Acquisition occurs within twelve (12) months after the date on which this Agreement has been terminated;

the Buyer would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the Buyer for such damages, the Seller shall pay to the Buyer immediately upon the occurrence of the event described in this Section 7.3(a) giving rise to such damages by wire transfer of immediately available funds, the amount of eight hundred thousand dollars ($800,000) in liquidated damages (it being specifically agreed that such amount represents liquidated damages and not a penalty) (the "Fee").

                  (b) Except as specifically provided in this Section 7.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. The Seller hereby waives any right to set-off or counterclaim against the Fee paid pursuant to this Section 7.3.

                  (c) The parties acknowledge that the agreements contained in this Article 7 (including this Section 7.3) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if any party fails promptly to pay the amounts required pursuant to Section 7.3 when due (including circumstances where, in order to obtain such payment a party commences a suit that results in a final nonappealable judgment against another party for such amounts), the defaulting party shall pay to the other party (i) its costs and expenses (including attorneys' fees) in connection with such suit and (ii) interest on the amount that was determined to be due and payable hereunder at the rate announced by Citibank as its "reference rate" in effect on the date such payment was required to be made.

                  (d)      [Intentionally Omitted]

Section 7.4 Amendment. This Agreement may be amended by action taken by the Seller and the Buyer at any time before or after approval of the Merger by the stockholders of the Seller but after any such approval no amendment shall be made that requires the approval of such stockholders under Applicable Law without such approval. This Agreement (including, subject to Section 5.9, the Seller Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 7.6       Tender Offer. In the event that (i) the condition set forth in
Section 6.3(h) is not satisfied and (ii) Buyer exercises its right under Section 7.1(e) to terminate this Agreement, then, promptly thereafter, Buyer shall commence a tender offer to purchase all of the outstanding Shares at a price equal to the Merger Consideration, subject to the condition (which may be waived by Buyer) that at least a majority of the outstanding Shares on a fully diluted basis be validly tendered (the "Minimum Condition") and subject to such other conditions as are customary in such a transaction. Notwithstanding any provision herein to the contrary, the provisions of this Section 7.6 shall survive the termination of this Agreement. The following provisions shall apply to any tender offer commenced by the Buyer pursuant to this Section 7.6:

                  (a) Unless the Board of Directors of Seller determines (on the advice of counsel) that it is prohibited by law (including principles of fiduciary duty) from doing so, concurrently with the commencement of such tender offer the Seller shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which shall reflect a recommendation to tender all Shares to the Buyer.

                  (b) The Seller agrees that such Schedule 14D-9, including all amendments and supplements thereto, shall (i) in all material respects, comply with the requirements of the Exchange Act and the rules and regulations thereunder and other applicable laws; (ii) include all information required by Rule 14f-1 of the Exchange Act; and (iii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing representation shall not apply with respect to the accuracy of information furnished in writing by the Buyer specifically for inclusion in the Schedule 14D-9. None of the information furnished in writing or confirmed in writing by the Seller for inclusion in the tender offer documents utilized by the Buyer will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) The Buyer and its counsel shall be given an opportunity to review the Schedule 14D-9 prior to its being filed with the SEC. The Seller agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect.

                  (d) The Seller will promptly furnish the Buyer with mailing labels containing the names and addresses of the record holders of Shares and lists of securities positions of Shares held in stock depositories, each as of a recent date, and shall furnish the Buyer with such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and assistance as the Buyer may reasonably request to communicate its offer to the shareholders of the Seller.

                  (e) In the event that (x) Shares representing at least a majority of the outstanding Shares on a fully diluted are not submitted for Buyer's purchase pursuant to such tender offer (it being understood that any shareholder that revokes any submission shall not be deemed to have submitted such shareholder's Shares), (y) during the pendency of such tender offer, there is outstanding an offer by a Third Party to consummate, or a Third Party shall have publicly announced (and not withdrawn) a plan or proposal with respect to, a Third Party Acquisition and such Third Party Acquisition occurs within twelve
(12) months after the date on which this Agreement has been terminated, the Seller shall pay to Buyer, upon consummation of such Third Party Acquisition, all Reimbursable Costs. For purposes of this Section 7.6(e), the term "Reimbursable Costs" shall mean the lesser of (x) one million dollars ($1,000,000) and (y) all out-of-pocket costs, fees and expenses (including fees payable to counsel, accountants, financial advisors and other experts and advisors) of the Buyer incident to the creation of Buyer and any entity formed for the purpose of investing in Buyer, the negotiation, preparation and execution of this Merger Agreement (including but not limited to the cost of negotiations and documentation by any previous entity that Buyer has agreed to reimburse) and any tender offer made by the Buyer pursuant to the terms of this Agreement, the related documentation and the consummation of the transactions contemplated hereby (as evidenced by invoices or other reasonable documentation of payment of such costs, fees and expenses).

Section 7.7 Maximum Damages. Notwithstanding any provision herein to the contrary, the maximum damages recoverable by the Seller and its Subsidiaries from the Buyer with respect to any breach by the Buyer of any warranty, representation or covenant set forth herein shall be $800,000 (the "Ceiling Amount"). The Buyer warrants that it has cash resources in an amount equal to the Ceiling Amount and will maintain cash resources equal to the Ceiling Amount unless and until (x) the Effective Time occurs or (y) this Agreement is terminated by the Buyer and/or the Seller for any reason other than as a result of any breach of any warranty, representation or covenant by the Buyer (in which case the obligations of the Buyer to pay any portion of the Ceiling Amount to the Seller shall terminate upon resolution of any such breach claim).

                                    ARTICLE 8

                                  MISCELLANEOUS

Section 8.1 Non-survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the termination of this Agreement or beyond the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto that by its terms requires performance after the Effective Time.

Section 8.2 Entire Agreement; Assignment. This Agreement (including the Seller Disclosure Schedule, which is incorporated by reference into this Agreement) and each Stockholder's Agreement executed by a stockholder of the Seller (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that the Buyer may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of the Buyer, but no such assignment shall relieve the Buyer of its obligations hereunder if such assignee does not perform such obligations.

Section 8.3 Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

Section 8.4 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery,
(ii) in the case of telecopier, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and
(iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

                           if to the Buyer:

                                            Green Valley Acquisition Co., LLC
                                            c/o Ara Kervandjian and
                                            Paul Levinsohn
                                            477 East Beaver Avenue
                                            State College, PA 16801-5696
                                            Telecopier: (814) 234-3277

                           with a copy to:

                                            McCausland, Keen & Buckman
                                            259 N. Radnor-Chester Road
                                            Suite 160
                                            Radnor, Pennsylvania 19087
                                            Telecopier: 610-341-1099
                                            Attention: Robert H. Young, Jr.,

                           if to the Seller to:

                                            Henry Sahakian
                                            Uni-Marts, Inc.
                                            477 East Beaver Avenue
                                            State College, PA 16801-5696
                                            Telecopier: (814) 234-3277

                                                   and to

                                            Steve Krumholz
                                            225 Lakeside Drive
                                            Malakoff, TX 75148
                                            Telecopier: (972) 378-7831
                           with a copy to:

                                            Saul Ewing LLP
                                            1200 Liberty Ridge Drive
                                            Suite 200
                                            Wayne, PA 19087
                                            Telecopier: 610-408-4401
                                            Attention: David Antzis

                                            Rhoads & Sinon LLP
                                            One South Market Square, 12th Floor
                                            Harrisburg, PA 17108-1146
                                            Telecopier: 717-231-6669
                                            Attention: Charles J. Ferry

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5       Governing Law and Venue; Waiver of Jury Trial.

                  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Pennsylvania and the United States District Court for the Middle District of Pennsylvania solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Pennsylvania State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

                  (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this

Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the Commonwealth of Pennsylvania or in Pennsylvania state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

Section 8.6 Descriptive Headings; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All Article, Section, Subsection and Schedule references in this Agreement are to Articles, Sections, subsections and Schedules, respectively, of or to this Agreement or the Seller Disclosure Schedule, unless specified otherwise.

Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Sections 5.7 and 8.2, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.8 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or any member of the Buyer or any manager, officer, director, employee, agent, representative or investor of any party hereto.

Section 8.9 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto receives any payment or reimbursement of expenses pursuant to
Section 7.3, it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 8.10 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes hereof.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                 UNI-MARTS, INC.

                                 By:   /S/ HENRY SAHAKIAN
                                 ----------------------------------------------
                                         Henry Sahakian, Chief Executive Officer

                                 By:   /S/ STEVE KRUMHOLZ
                                 ----------------------------------------------
                                         Steve Krumholz, Chairman of the Ad Hoc
                                              Committee

                                 GREEN VALLEY ACQUISITION CO., LLC

                                 By:   /S/ ARA M. KERVANDJIAN
                                 ----------------------------------------------
                                         Ara M. Kervandjian, Manager

                                 By:   /S/ PAUL LEVINSOHN
                                 ----------------------------------------------
                                         Paul Levinsohn, Manager

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]